Exhibit 10.4
Portions of this exhibit marked “[***Redacted***]” have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.
DIRECT ACCESS FACILITY PURCHASE AGREEMENT
Between
DigitalGlobe, Inc.
And
Hitachi Software Engineering Co., Ltd.
March 23, 2007
Contract No. 12857

DIRECT ACCESS FACILITY
PURCHASE AGREEMENT
This Agreement (“DAF Purchase Agreement”) is entered into as of March 23, 2007, between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503, U.S.A. (“DigitalGlobe”), and Hitachi Software Engineering Co., Ltd., an entity organized under the laws of Japan, located at 4-12-7-Higashi-Shinagawa, Shinagawa-Ku, Tokyo, 140-0002, Japan (the “Customer”).
RECITALS
1.	DigitalGlobe is in the process of developing its Direct Access Program (“DAP”) to allow customers to directly task and downlink satellite imagery data from the DigitalGlobe WorldView-1 and WorldView-2 satellites (collectively, the “Satellites”).

2.	Access to the Satellites requires customers to utilize a Direct Access Facility (“DAF”), currently being developed by DigitalGlobe.

3.	Customer is an authorized procurement agent for [***Redacted***] (the “End-User”).

4.	Customer desires to purchase the equipment and software of a standard DAF for delivery and use by the End-User and Customer shall furnish certain components of a DAF, on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DigitalGlobe and Customer agree as follows:
DEFINITIONS
1.	“Acceptance” shall mean the process set forth in Section 6.2 (b) of this DAF Purchase Agreement.

2.	“API” shall mean advance publication information.

3.	“Certified Operators” shall mean those persons who successfully complete DigitalGlobe’s DAF training course.

4.	“Country” shall mean Japan.

5.	“Customer” shall mean Hitachi Software Engineering Co., Ltd.

6.	“DAF” shall mean a Direct Access Facility.

7.	“DAP” shall mean the Direct Access Program.

8.	“DDU” shall mean Delivered Duty Unpaid.

9.	“End-User” shall mean [***Redacted***].

10.	“Facility” shall mean the physical facility to accommodate the DAF.

11.	“FCC” shall mean the United States Federal Communications Commission.

12.	“Hitachi Equipment” shall mean the Hitachi Order Management System.

13.	“HOMS” shall mean the Hitachi Order Management System.

14.	“IFIC” shall mean the International Frequency Information Circular.

15.	“Intellectual Property” shall have the meaning given Section 4.1 of this DAF Purchase Agreement.

16.	“Intellectual Property License” shall have the meaning given Section 4.2 of this DAF Purchase Agreement.

17.	“ITU” shall mean the International Telecommunications Union.

18.	“License” shall mean the Software License set forth in Section 2.1 of this DAF Purchase Agreement.

19.	[***Redacted***].

20.	“Notice” shall mean any notice, request or other communication between the parties, transmitted pursuant to the standards set forth in Section 11.9 of this DAF Purchase Agreement.

21.	“Satellite Access Agreement” shall mean the Data Reception and Distribution Agreement between DigitalGlobe and the Customer effective September 15, 2005 and its amendments or memorandum hereafter.

22.	“Satellites” shall mean the DigitalGlobe WorldView-1 and WorldView-2 satellites.

23.	“Site Acceptance Test” shall have the meaning given in Appendix B to this DAF Purchase Agreement.

24.	“Taxes” shall mean, without limitation, any income, gross receipts, sales, use, ad valorem, value added, transfer, capital, franchise, license, documentary, intangibles, withholding, payroll, employment, stamp, occupation, premium, property (real and personal), environmental, profit, custom, duty or other tax, together with any interest, penalty, addition to tax or other additional amount imposed by any governmental or tax authority responsible for the imposition of tax.

25.	“Transition Period” shall mean the first thirty (30) days after Acceptance.

ARTICLE 1
DAF SYSTEM REQUIREMENTS AND DELIVERABLES
1.1	Purchase and Sale Commitment. The Customer agrees to purchase from DigitalGlobe, and DigitalGlobe agrees to sell to the Customer for delivery to the End-User, equipment, software and other components meeting the requirements described in Appendix A (the “DAF System Requirements”), and with the deliverables specified in Appendix B (the “Statement of Work”) on the terms and subject to the conditions contained in this DAF Purchase Agreement and in any applicable export license provided for in Section 1.3(e). For any item of equipment listed in Appendix B, DigitalGlobe may elect to substitute another item or items, subject to prior written notice being given to the Customer, so long as the substitution does not adversely affect the performance of the DAF, or increase the purchase price set forth in Article 7.

1.2	DAF Facility.
(a) Facility. At its own expense, the Customer and/or End-User will procure, prepare and maintain the Hitachi Order Management System described in Appendix B (the “HOMS” or “Hitachi Equipment”) and the physical facility (the “Facility”) to accommodate the DAF. DigitalGlobe will provide Customer with a DAF Facility Requirements Specification as described in Table 2 of Appendix B. The Facility will be located in [***Redacted***], with associated antenna and radio equipment located in [***Redacted***].
(b) Compliance. In connection with the purchase, construction, renovation or lease of the Hitachi Equipment and the Facility, and the preparation of the Hitachi Equipment and the Facility as required by this DAF Purchase Agreement, the Customer and/or End-User will, at its own expense, obtain and maintain all necessary permits, and/or licenses and comply with all laws applicable to the Customer and End-User.
(c) Frequency Registration. DigitalGlobe warrants that the emissions from the DAF to the WV-1 and WV-2 satellites and the emissions from the WV-1 and WV-2 satellites to the DAF will conform to the frequency assignments that are included in the advance publication information (“API”) that DigitalGlobe has submitted or has prepared for submission to the International Telecommunications Union (“ITU”) for the USASAT-30A satellite system by the United States Federal Communications Commission (“FCC”) in [March] 2007. DigitalGlobe ‘s warranty pursuant to this Section 1.2(c) is subject to the condition that DigitalGlobe receives authorization from the FCC to provide the specified emissions from the WV-1 and WV-2 satellites, and to launch and operate the WV-1 and WV-2 satellites that are authorized to receive the specified emissions from the DAF. DigitalGlobe hereby agrees that it shall complete the ITU notification submission for the USASAT-30A system modification, and submit the same to the FCC for transmission to the ITU, no later than six (6) months after the USASAT-30A API is published in the ITU Radiocommunications Bureau International Frequency Information Circular (“IFIC”). Furthermore, DigitalGlobe shall support the efforts by Customer and/or End-User to obtain any necessary licenses for the DAF from [***Redacted***] before the DAF starts its operation.
(d) Access. During the preparation of the Facility, the Customer will ensure that DigitalGlobe and its Suppliers or other designees shall have sufficient access to the Hitachi Equipment and the Facility, as specified in Table 9 of Appendix B, for purposes of inspection and verification of compliance with the Hitachi Equipment and Facility specifications provided under this DAF Purchase Agreement and for the purpose of installing, testing and maintaining the DAF. The Customer will cause the completed Hitachi Equipment and the Facility to be ready for the delivery and installation of the DAF no later than the pre-shipment review milestone (as stated in Appendix B) or a mutually agreed date. For purposes of this DAF Purchase Agreement, “Supplier” means any companies supplying the items to DigitalGlobe for the DAF.
1.3	Title, Delivery, Installation and Related Matters.
(a) Title. Title to the DAF will pass to the Customer upon Acceptance of the DAF in accordance with Section 6.2 below and final payment of the purchase price set forth in Appendix D. Risk of loss of the DAF will pass to the Customer upon delivery of the DAF to the End-User Facility.
(b) Delivery and Installation. The DAF will be shipped DDU (delivered duty unpaid) to Customer or End-User Facility, as may be directed by Customer. Specifically, DigitalGlobe will pay all costs of shipping the equipment to a port of entry in Japan and will arrange for transportation to the Customer/End-User Facility once the DAF has cleared customs. DigitalGlobe is not responsible for any duties, taxes, or other charges associated with importing the DAF to Japan which costs shall remain the sole responsibility of the Customer and/or End-User. Customer and DigitalGlobe will mutually determine the appropriate port of entry. Provided that the Hitachi Equipment and the Facility has been prepared and made available for installation purposes in accordance with Section 1.2, and provided all necessary export and import authorizations have been obtained, installation of the DAF will begin within ten (10) days following the DAF’s clearance of Japanese customs, as applicable, and arrival at the Facility, or at a mutually agreed date. Customer will reimburse DigitalGlobe for any additional transportation or storage expenses that DigitalGlobe incurs due to delays or other unforseen problems in obtaining access to the Facility for purposes of delivering and installing the DAF, except to the extent that such delays and problems are caused exclusively by DigitalGlobe.
(c) Time of Performance
     (1) Delivery. The delivery of the DAF shall be performed in accordance with Appendix D. DigitalGlobe shall deliver the DAF conforming to the requirements of this DAF Purchase Agreement at such time, place and manner specified herein. The Parties agree that the timely delivery of the DAF to the Customer is of the essence.
     (2) (2) Liquidated Damages. In the event that the DigitalGlobe WorldView-1 (“WV-1”) satellite does not reach full operational capability (“FOC”) by [***Redacted***] such that the downlink availability of the WV-1 satellite is delayed beyond [***Redacted***], DigitalGlobe shall, subject to the cap set forth in Subsection 3 below, pay to Customer as liquidated damages and not as a penalty an amount equal to [***Redacted***] of the total purchase price for the DAF set forth in Appendix D. Said damages shall accrue following a [***Redacted***] grace period (e.g., starting [***Redacted***]) for each day of delay beyond June 30, 2008, until SAT is achieved, and shall be paid in arrears on a monthly basis on the first day of each month. Customer shall not be entitled to liquidated damages in the event the delay of SAT is caused or contributed to by Customer.

     (3) Cap; Exclusive Remedy. The maximum amount of liquidated damages payable by DigitalGlobe hereunder shall be [***Redacted***]. Notwithstanding anything else in this Agreement to the contrary, the liquidated damages specified in this Section 1.3(c) shall be Customer’s sole and exclusive remedy for any failure by DigitalGlobe to deliver the DAF according to the delivery schedule in Appendix D.
(d) Security. Beginning when the DAF arrives at the Facility, the Customer will take adequate measures to ensure the safety and security of the DAF, including prevention of unauthorized access to the Facility, and unauthorized connection of the equipment to the web.
(e) Export Laws, Import Laws, Taxation and Assistance. Both parties shall comply with any and all applicable laws, rules and regulations of the govermental authorities concerned. DigitalGlobe shall use commercially reasonable efforts to obtain all permits, licenses or other approvals required under U.S. laws for the export of the DAF and Documentation (as defined below) to Japan (the “Country”), and will pay any export duties and related taxes and charges in connection with such exportation. The Customer shall use commercially reasonable efforts to obtain any permits, licenses or other approvals required under the Country’s laws for the importation, installation and operation or use of the DAF and Documentation, and will pay any import duties and related taxes and charges in connection with such importation, installation and operation or use. The Customer will also provide to DigitalGlobe and its Suppliers such reasonable assistance with local authorities as may be required to facilitate the shipment, import, delivery and installation of the DAF and Documentation, as well as the provision of training and other services at the Facility. To the extent DigitalGlobe becomes subject to any Taxes because of its performance under this DAF Purchase Agreement, the Customer will pay to DigitalGlobe an amount equal to such Taxes promptly after DigitalGlobe’s submission to the Customer of appropriate supporting documentation showing the Taxes due.
1.4	Restrictions on Resale or Re-export. The DAF and Documentation as well as any other items for which DigitalGlobe or any Supplier obtained an export-related permit or license from the U.S. Government, may not be sold, leased or otherwise conveyed, delivered or made available to a third party other than the End-User, or exported out of the Country, without DigitalGlobe’s prior written approval and compliance with any applicable U.S. licenses or permits.

1.5	Equipment Configuration. Customer will not modify the equipment configuration without the express written consent of DigitalGlobe. Any unauthorized modification will void any warranty in Article 8 or performance obligation of DigitalGlobe. Customer is responsible for obtaining technical data from other satellite vendors to support any modifications.
ARTICLE 2
DAF SOFTWARE
2.1	Software License. Effective on the date of Acceptance, as defined in Section 6.2 (b) of this DAF Purchase Agreement, DigitalGlobe hereby grants, and the Customer hereby accepts, subject to the terms and conditions of this DAF Purchase Agreement, a nonexclusive, nontransferable and nonassignable license (the “Software License”) to use only the software included with the DAF as specified in Appendix A and Appendix B and applicable updates thereof (the “Software”); provided, however, that the Software License may be assigned to the End-User to allow use of the DAF. This Software License is granted solely to allow the Customer and/or End-User to operate the DAF in accordance with this DAF Purchase Agreement and the Satellite Access Agreement. For purposes of this DAF Purchase Agreement, “Satellite Access Agreement” means “Data Reception And Distribution Agreement” between DigitalGlobe and the Customer effective as of September 15, 2005, and its amendments or memorundum thereafter. The Software License may be revoked upon five (5) business days written notice by DigitalGlobe to the Customer, extendable at agreement of the parties, in the event Customer or the End-User fail to comply with the terms of this DAF Purchase Agreement, any Satellite Access Agreement, or any applicable governmental approvals and/or licenses and such breach is not cured within five (5) business days of the written notice, unless immediate revocation is required by the U.S. Government due to the breach. At such time, if ever, as the applicable breach is cured and satellite access is restored to the Customer and/or End-User, the Software License will be deemed reinstated. The price for the Software License is included in the price established in Appendix D.

2.2	Software LicenseTerm. Unless otherwise revoked as provided in Section 2.1 above, Customer and/or End-User shall have a perpetual Software License to use the software included in the DAF to operate the DAF in accordance with this DAF Purchase Agreement and the Satellite Access Agreement. The parties agree that DigitalGlobe shall not have a corresponding obligation to provide support for the Software beyond the life of the warranty provided in Section 7.2 of this DAF Purchase Agreement. This Software License shall be subject to termination if this DAF Purchase Agreement or Satellite Access Agreement are terminated for default of the Customer and/or End-User.

2.3	Customer Covenants and Acknowledgments- Software.
(a) Title. As a licensee of the Software, the Customer acknowledges that DigitalGlobe and/or its Suppliers (as appropriate) retain all title, copyright, trade secret and other proprietary rights and interest in and to the Software including all such rights in any and all copies of the Software. The Customer will keep, and will cause the End-User to keep, the Software free of all claims, liens and encumbrances. No rights other than such expressly granted rights are to be implied by or inferred from the Software License.
(b) Copies. Neither the Customer nor the End-User will make any copies whatsoever of all or any portion of, or display or print the Software (provided that the Customer and/or End-User shall be entitled to make a copy for back-up purposes only).
(c) No Outside Use. Neither the Customer nor the End-User will use the Software or related Documentation in any manner to provide services or products to any party or entity, other than in accordance with the Customer’s and/or End-User’s exercise of satellite access rights or as otherwise set forth in writing by DigitalGlobe.
(d) Modification Prohibited. The Customer will not, and will ensure that the End-User does not, modify, disassemble, or decompile the Software, or any portion of it, or attempt to install or operate the Software other than on the DAF and in accordance with this DAF

Purchase Agreement. The Customer will, and will cause the End-User to, respect and not remove, obliterate, or cancel from view any copyright, trademark or confidentiality notice, mark, or legend appearing on any of the Software or related Documentation. Neither the Customer nor the End-User will allow access to the software via the web without the proper firewall protection and approval from DigitalGlobe.
ARTICLE 3
DOCUMENTATION
3.1	Delivery. DigitalGlobe will deliver to the Customer the documentation identified on Appendix B. Appendix B also indicates the anticipated delivery date for each Documentation item from DigitalGlobe to Customer. The term “Documentation” includes any modifications issued by DigitalGlobe and translations made by the Customer.

3.2	Use. The Customer will use, and will cause the End-User to use, the Documentation only in connection with the operation of the DAF pursuant to this DAF Purchase Agreement. The Documentation is DigitalGlobe Confidential Information and, in addition to any other restrictions set forth herein, shall not be duplicated or disclosed to third parties without the express written consent of DigitalGlobe.

3.3	Retained Rights. The Customer acknowledges, and will cause the End-User to acknowledge, that DigitalGlobe and/or its Suppliers (as appropriate) retain all title, copyright, trade secret and other proprietary rights and interest in and to the Documentation and any other written materials DigitalGlobe provides to the Customer that are identified as proprietary or confidential, including all such rights in any and all copies of the Documentation and such other materials. The Customer will ensure that the Documentation is kept free of all claims, liens and encumbrances. The Customer acknowledges, and will cause the End-User to acknowledge, that DigitalGlobe and/or the Suppliers have reserved all rights in and to the Documentation not expressly granted to the Customer and/or End-User under this DAF Purchase Agreement.
ARTICLE 4
INTELLECTUAL PROPERTY
4.1	Ownership of Intellectual Property.
(a) Intellectual Property Developed by the Customer. The Customer will own the entire right, title and interest in all intellectual property, including without limitation proprietary information, trade secrets, information, data, designs and inventions developed independently by the Customer without the aid of any DigitalGlobe/Supplier Intellectual Property (as defined below), and used in the performance of this DAF Purchase Agreement (the “Customer Intellectual Property”), whether patentable or unpatentable.
(b) Intellectual Property Developed by DigitalGlobe and/or its Suppliers. DigitalGlobe and/or its Suppliers, as appropriate, will own the entire right, title and interest in all intellectual property, including without limitation proprietary information, trade secrets, information, data, designs and inventions developed by DigitalGlobe and/or its suppliers and used in the performance of this DAF Purchase Agreement (the “DigitalGlobe/Supplier Intellectual Property”), whether patentable or unpatentable.
4.2	Intellectual Property License. DigitalGlobe hereby grants to the Customer, and with the exception of permitted assignment to the End-User, a nonexclusive, non-transferable royalty-free license (the “Intellectual Property License”) to use and sublicense End-User to use the DigitalGlobe/Supplier Intellectual Property reflected or embodied in the DAF, Software, Documentation, information, training and other services provided to the Customer and/or the End-User pursuant to this DAF Purchase Agreement solely in the exercise of access rights to be provided under the Satellite Access Agreement. This license is limited in scope to the operation of the DAF pursuant to this DAF Purchase Agreement and does not include rights to any Supplier or DigitalGlobe trademarks, tradenames or other intellectual property. The Intellectual Property License may be revoked after five (5) business days of written notice by DigitalGlobe to the Customer, extendable at the agreement of the parties, upon Customer’s failure to comply with the terms of this DAF Purchase Agreement, the Satellite Access Agreement, or any governmental approvals or licenses and such breach is not cured within five (5) business days of the written notice, unless immediate revocation is required by the U.S. Government due to the breach. At such time, if ever, as the breach is cured and satellite access is restored to the Customer, the Intellectual Property License will be deemed reinstated. The price for the Intellectual Property License is included in the purchase price in Appendix D.

4.3	Term. Unless otherwise revoked under Section 4.2 above, the Intellectual Property License shall last for a ten (10) year term that begins on the date of Acceptance, but shall be subject to termination if the DAF Purchase Agreement or Satellite Access Agreement are terminated for default of the Customer and/or End-User.

4.4	Customer Covenants. The Customer hereby acknowledges and agrees, and will cause the End-User to acknowledge and agree, that the DigitalGlobe/Supplier Intellectual Property constitutes and contains valuable proprietary information and trade secrets of DigitalGlobe and its Suppliers, embodying substantial creative efforts and confidential information, ideas, and expressions; and that the DigitalGlobe/Supplier Intellectual Property is confidential and proprietary to DigitalGlobe. Accordingly, the Customer agrees to adopt, and will cause the End-User to adopt, measures adequate to (i) ensure that its directors, officers, employees, agents, or any other party related to Customer or End-User, whether by contract or otherwise, will not disclose DigitalGlobe/Supplier Intellectual Property to other persons or legal entities, and (ii) prevent unauthorized access to or use of the DigitalGlobe/Supplier Intellectual Property. Neither the Customer nor End-User will duplicate or transfer the use of all or any portion of the DigitalGlobe/Supplier Intellectual Property to any third party or entity, without DigitalGlobe’s prior written consent, which consent may be withheld for any reason whatsoever. Upon termination of this DAF Purchase Agreement, all physical embodiments of the DigitalGlobe and/or Supplier Intellectual Property and other proprietary information, including but not limited to documents, data, designs and specifications will be promptly returned to DigitalGlobe or destroyed pursuant to DigitalGlobe’s direction. To the extent that the Customer and/or End-User need to retain certain documentation to comply with legal obligations (e.g. tax audit or accounting audit), DigitalGlobe will use reasonable efforts to work with the Customer to accomodate such a request.

ARTICLE 5
OPERATIONS
5.1	Operations. The Customer agrees, and will cause the End-User to agree, as follows with respect to the operation of the DAF:
(a) Only Use DAF and Software. In recognition of the importance of maintaining the technical integrity of the DigitalGlobe system and a consistently high level of quality and uniformity for DigitalGlobe products, the Customer will use only Equipment provided under this DAF Purchase Agreement in the exercise of its access rights.
(b) Personnel. The Customer will provide personnel to staff the DAF’s operational and maintenance positions in accordance with Appendix C (the “Required DAF Personnel”). These persons must be fluent in English (or Customer will arrange to have a translator provided by the Customer and/or the End-User), and have the additional prerequisites set forth in Appendix C, and be capable of being trained and certified by DigitalGlobe in the operation and maintenance of the DAF. Those persons who successfully complete DigitalGlobe’s training course will become “Certified Operators”.
(c) Conduct of Operations. The Customer will operate the DAF in accordance with the Deliverable Documentation (as specified in Appendix B) and the DAF System Requirements set forth in Appendix A. The Customer and/or End-User will at all times maintain physical, operational and managerial control over the DAF. The Customer and/or End-User will ensure that only Certified Operators trained in operating the DAF, or other personnel expressly approved by DigitalGlobe, operate the DAF.
5.2	Security and Access.
(a) Security. The Customer will implement and follow the security measures prescribed by DigitalGlobe in the Documentation and/or will cause the End-User to do so. Customer and/or End-User will not allow connection of equipment to the world wide web without installation of a physical firewall.
(b) Access. The Customer will ensure that DigitalGlobe will have access to the Hitachi Equipment and the Facility, at DigitalGlobe’s request and during normal business hours, for the purposes of verifying the Customer’s and End-User’s compliance with this DAF Purchase Agreement.
ARTICLE 6
ACCEPTANCE
6.1	Factory Acceptance Test. DigitalGlobe shall perform a functional check-out of the DAF and, based on this test, will provide the Customer with a certification so that the DAF’s performance meets all the requirements established in Appendix A. DigitalGlobe agrees to submit to the Customer a record of such check-out test and certification. The Customer will be notified in advance of such test and, at its option and expense and subject to the timely receipt of applicable U.S. Government, Canadian Government and/or other applicable export approvals, the Customer and/or the End-User may observe this test.

6.2	Acceptance.
(a) Initial Installation Inspection. Promptly after the DAF is installed at the Facility, the Customer and/or End-User may participate with the Suppliers and DigitalGlobe in an initial check-out (the “Initial Installation Inspection”) of the DAF, at Customer’s expense, to verify that all components are present and properly physically installed. At the election of the Customer and/or End-User, this Initial Installation Inspection may take place prior to the Site Acceptance Test (“SAT”), or at the beginning the SAT.
(b) Site Acceptance Test. DigitalGlobe will provide five (5) days notice to Customer of its intent to administer the SAT. The Customer and/or End-User may, at their sole expense, participate in the SAT. The SAT will be used to verify that the DAF is performing substantially in accordance with the DAF Requirements. Subject to Section 6.2(c), upon such verification by DigitalGlobe and acceptance by the Customer and End-User of the successful completion of the SAT: (i) DigitalGlobe will accept the DAF from its Suppliers and will pass control of the DAF to the Customer and/or End-User (“Acceptance”); (ii) the DAF will be deemed accepted by the Customer and the End-User; and (iii) “ acceptance of the DAF will be deemed to occur (“Acceptance”). Upon declaration of Acceptance, the Customer and/or End-User will be able to exercise access rights to be granted under the Satellite Access Agreement. The warranty period will begin at Acceptance.
(c) Discrepancies. In the event that the Customer and/or End-User believes the SAT reveals any material discrepancies in performance as measured against the DAF System Requirements, the Customer and/or End-User will notify DigitalGlobe in writing immediately following completion of the SAT if the Customer and/or End-User believes that there are any problems with the SAT results. Customer and/or End-User shall provide documentation of any such discrepancy in the performance of the DAF that they believe exists. If DigitalGlobe agrees that there are material discrepancies in the DAF’s performance, DigitalGlobe shall repair or develop a work-around solution within thirty (30) days following DigitalGlobe’s receipt of such notification. If DigitalGlobe disagrees that there are material discrepancies in the performance of the DAF, DigitalGlobe shall provide documentation that the DAF is performing according to the DAF System Specifications set forth in Appendix A. If the parties’efforts to affect a solution within this thirty (30) day period fail, then both parties’ vice presidents shall discuss, in good faith, issues in order to reach a mutually acceptable accommodation within fifteen (15) days. If they fail to reach a mutually acceptable accommodation within this fifteen (15) day period and if the parties cannot otherwise reach a mutually acceptable accommodation, either party may submit the dispute to arbitration in accordance with Article 11.3 of this DAF Purchase Agreement. At such time as the discrepancies are resolved, Acceptance will be deemed to occur on the date of the correction.
6.3	Transition Period. During the first thirty (30) days after Acceptance (the “Transition Period”), the Customer’s Certified Operators will assume their operational and maintenance responsibilities under the supervision of on-site representatives of DigitalGlobe and/or the Suppliers. As specified in Appendix B, on-site support will be provided by the Suppliers for a period of seven (7) weeks from the SAT, three (3) weeks of which shall be training.

ARTICLE 7
PRICE AND PAYMENT
7.1	DAF, Software License, Intellectual Property License, and Initial Training. The purchase price for the DAF and the Payment Schedule are set forth in Appendix D. The purchase price for the DAF expressly excludes any and all taxes, charges, local license fees, local insurance, and any other costs whatsoever (excepting costs of shipping the DAF, DDU). The Customer will make its payments to this DAF Purchase Agreement in U.S. Dollars within thirty (30) days following receipt of DigitalGlobe’s invoice(s). Payment shall be made by wire transfer to DigitalGlobe at the following account:
[***Redacted***]
Any and all correspondence and inquiries concerning DigitalGlobe’s invoices shall be addressed to the following:
DigitalGlobe Services Inc.,
Accounts Receivable
1601 Dry Creek Dr., Suite 260
Longmont, CO 80503 U.S.A.
Attention to: Karleen Ochs
Phone: 303-684-4034
Fax: 303-684-4512
The Customer shall make payment through the Alliances and Sourcing Division of Hitachi America, Ltd. (“HAL”), which shall act as a disbursement agent for the Customer and shall comply with the terms and conditions of this DAF Purchase Agreement. However, the Customer shall remain fully liable for all payments due to DigitalGlobe hereunder. All invoices from DigitalGlobe shall be sent to the following address.
Hitachi America, Ltd.
Alliances and Sourcing Division
2000 Sierra Point Parkway, MS: 670
Brisbane, CA 94005-1835
Attention to Mr. Cheng
Phone No. 1-650-244-7447
7.2	Maintenance after Acceptance. For one (1) year after Acceptance, as defined in Section 6.2(b) above, the cost of all maintenance to be performed by DigitalGlobe is included in the price for the DAF. The annual maintenance fee is set forth in Appendix D. Notwithstanding anything else herein to the contrary, the cost of carrying out maintenance required because of the Customer’s failure to comply with the Documentation, as determined by DigitalGlobe, will not be deemed covered by the purchase price set forth in this Section, and will be paid for separately by the Customer promptly on receipt of DigitalGlobe’s invoice.

7.3	Payments Free and Clear of Taxes. All of the Customer’s payments under this DAF Purchase Agreement will be made free and clear of any Taxes (as defined in Section 1.3(e) hereof) whatsoever imposed in the Country. To the extent the Customer is required to withhold Taxes from such payment, the amount of such payment will be increased so that the net amount paid equals the amount that would otherwise be payable had such Taxes not been required to be withheld. The Customer will provide to DigitalGlobe copies of such documentation as is necessary to establish the amount of Taxes withheld in connection with such payment.

7.4	Income Tax Exemption. To apply for the income tax exemption on royalties paid by the Customer to DigitalGlobe under the Japan-U.S. Income Tax Convention, DigitalGlobe shall provide following documents to the Customer within ninety (90) days upon signing this DAF Purchase Agreement or by the day before the payment is made, whichever comes first:
(a) Two (2) sets of signed original copies of Tax Application Forms;
(b) Two (2) sets of signed original Attachment Form For Limitation on Benefits Article; and
(c) Two (2) original copies of Residency Certification Letter, IRS Form 6166.
The Customer agrees to provide such reasonable assistance as may be required by DigitalGlobe in providing the documents in sections (a) and (b) above to DigitalGlobe within thirty (30) days of the signing of this DAF Purchase Agreement.
Unless otherwise directed by Japan tax authorities, DigitalGlobe shall provide all three (3) documents listed above every one (1) or three (3) years in accordance with the prescribed period stipulated in instruction No.2 of INSTRUCTIONS FOR “ATTACHMENT FORM FOR LIMITATION ON BENEFITS ARTICLE” (Japanese Form 17) for the periods during which this DAF Purchase Agreement remains effective and royalty payments continue. The Customer may hold payments to DigitalGlobe until the Customer receives all three sets of documents listed above.
ARTICLE 8
EQUIPMENT AND SOFTWARE WARRANTIES
8.1	Warranty of Title.
(a) Title. DigitalGlobe warrants that: (i) immediately before title to the DAF passes to the Customer, DigitalGlobe will have the right under its agreements with the Suppliers to sell the DAF to the Customer under this DAF Purchase Agreement; (ii) it is or will be, at the time of delivery of the DAF, the Software and the Documentation, the joint owner or licensee of the Software and the Documentation and has or will have the right and authority to grant the Software License to the Customer and provide the Documentation to the Customer; (iii) the Customer’s and/or End-User’s use of the Software and Documentation as contemplated by this DAF Purchase Agreement and the Satellite Access Agreement will not infringe any third party’s proprietary rights in the Software or Documentation; and (iv) it is the owner, joint owner or licensee of the DigitalGlobe/Supplier Intellectual Property and has the right and authority to convey and grant the Intellectual Property License to the Customer and to allow assignment to the End-User.

(b) Indemnification of the Customer. DigitalGlobe agrees to indemnify and defend Customer, its managers, directors, officers, agents, employees, suppliers and End-User from and against all damages, costs and expenses, including reasonable attorneys fees, that Customer and/or End-User incur(s) as a direct result of a third-party claim which, if true, would constitute a breach of DigitalGlobe’s warranty in Section 8.1 (a) above (an “Infringement Claim”) so long as: (i) the Customer promptly notifies DigitalGlobe in writing of the Infringement Claim; (ii) DigitalGlobe or the relevant Supplier has sole control of the settlement or defense of any action to which this indemnity relates; and (iii) the Customer uses best commercial efforts and cooperates with DigitalGlobe in every reasonable way to facilitate such defense or settlement, provided, further, that any settlement of such Infringement Claim which affects Customer’s rights hereunder is conditioned on Customer’s prior written consent.
(c) Limitation on Indemnification of the Customer. Notwithstanding the foregoing, DigitalGlobe will have no liability for any Infringement Claim based on the Customer’s and/or End-User’s (i) use of Software in a manner exceeding the scope of rights granted to the Customer under this DAF Purchase Agreement; (ii) use of the Software in any manner inconsistent with this DAF Purchase Agreement; (iii) use of the Software after DigitalGlobe’s written reasonable notice that the Customer should cease use of the Software due to an Infringement Claim; (iv) combination of the Software with a non-DigitalGlobe program or data if such Infringement Claim would have been avoided had such combination not occurred; (v) use of the Software outside the Facility; or (vi) use of other than the latest version of the Software, if such Infringement Claim could have been avoided by use of the latest version and such latest version has been made reasonably available to the Customer by DigitalGlobe’s notice to the Customer. The Customer hereby releases and discharges DigitalGlobe from any and all Infringement Claims of the kind described in this Section 8.1 (c), and the Customer agrees to indemnify and defend DigitalGlobe, its managers, directors, officers, agents, employees and suppliers from and against all damages, costs and expenses, including reasonable attorneys’ fees, that DigitalGlobe incurs as a result of such an Infringement Claim.
8.2	Performance Standards and Warranties. (a) Warranty. DigitalGlobe warrants that, after Acceptance, the DAF will perform substantially in accordance with the DAF System Requirements contained in Appendix A. DigitalGlobe warrants that the DAF components purchased by DigitalGlobe are new and up to date. DigitalGlobe has advised Customer that portions or all of the DAF components may have previously been placed into service during testing and integration of the system for sale thereof to Customer. DigitalGlobe warrants that the Equipment and Software purchased by the Customer shall be under the warranty of DigitalGlobe for a period of twelve (12) months beginning from the date of Acceptance. Notwithstanding anything else in this DAF Purchase Agreement to the contrary, Customer’s sole and exclusive remedy and the sole obligation of DigitalGlobe and its Suppliers in the event the DAF fails to comply with this warranty is repair or replacement, at DigitalGlobe’s election, of the defective DAF component, or portions thereof. The warranty given hereunder does not extend to any performance discrepancy that is primarily due to the Customer’s and/or End-User’s failure to operate and maintain the DAF in accordance with the Documentation or the failure for the Hitachi Equipment to meet any of its specifications.

(b) Documentation of Performance Discrepancies. Customer and/or End-User shall provide documentation of any such discrepancy in the post-Acceptance performance of the DAF that they believe exists. If DigitalGlobe disagrees that there are material discrepancies in the performance of the DAF, or if DigitalGlobe concludes that the discrepancies are primarily due to the Customer’s and/or End-User’s failure to operate and maintain the DAF in accordance with the Documentation, or that the discrepancies are due the failure for the Hitachi Equipment to meet any of its specifications, DigitalGlobe shall provide documentation that the DAF is performing according to the DAF System Specifications set forth in Appendix A. If the parties are unable to agree on the cause of the discrepancy within a thirty (30) day period, then both parties’ vice presidents shall discuss, in good faith, issues in order to reach a mutually acceptable accommodation within fifteen (15) days. If the parties fail to reach a mutually acceptable accommodation within this fifteen (15) day period and if the parties cannot otherwise reach a mutually acceptable accommodation, either party may submit the dispute to arbitration in accordance with Article 11.3 of this DAF Purchase Agreement.
8.3	Disclaimer of Warranties. THE WARRANTY STATED IN THIS ARTICLE 8 IS THE SOLE AND EXCLUSIVE WARRANTY OFFERED BY DIGITALGLOBE AND THE SUPPLIERS WITH RESPECT TO THE DAF AND ALL COMPONENTS THEREOF, EXPRESSLY INCLUDING THE SOFTWARE. THERE ARE NO OTHER WARRANTIES RESPECTING THE DAF OR SERVICES PROVIDED UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF DIGITALGLOBE HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF DIGITALGLOBE IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF DIGITALGLOBE UNDER THIS ARTICLE 8.

8.4	Limitation of Liability. IN NO EVENT SHALL ANY PARTY HEREOF, ANY RELATED PARTY OF A PARTY HEREOF, OR ANY SUPPLIER OF SUCH PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOSS-OF-PROFIT, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, OR OTHER SUCH DAMAGES, ARISING OUT OF GOODS OR SERVICES TO BE PROVIDED AND USED UNDER THIS AGREEMENT. FURTHER, IN NO EVENT SHALL ANY LIABILITY OF DIGITALGLOBE UNDER THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID BY CUSTOMER TO DIGITALGLOBE HEREUNDER.
ARTICLE 9
GENERAL REPRESENTATIONS AND WARRANTIES
9.1	By Both Parties.
Each party represents that:
(a) it is duly organized, properly financed, and validly existing and in good standing under laws of the jurisdiction of its organization;

(b) it has all necessary corporate or partnership (as the case may be) power and authority to sign, deliver and perform this DAF Purchase Agreement, and has taken all action necessary to authorize such signature, delivery and performance;
(c) following execution by the other party and, as to DigitalGlobe, the obtaining of all required U.S. Government approvals, this DAF Purchase Agreement will constitute the party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by: (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by law or equitable principles or specific enforcement and the availability of injunctive relief or other equitable remedies.
ARTICLE 10
TERM OF AGREEMENT
The following provisions relate soley to the Software and Intellectual Property Licenses, and other provisions that specifically relate to operation of the DAF. The purchase of the DAF is not subject to any term restrictions and full title will transfer upon Customer Acceptance and receipt by DigitalGlobe of final payment.
10.1	Commencement. This DAF Purchase Agreement will commence upon the execution by both Parties hereto and shall be conditioned upon the receipt of all prerequisite regulatory approvals. Unless otherwise specified herein, and subject to Section 10.4, the term and of this DAF Purchase Agreement and the obligations of the Parties hereunder shall end when the SAT and the post-SAT obligations specified in Appendix B are completed.

10.2	EarIy Termination. This DAF Purchase Agreement may be terminated before the expiration of its term, only as follows:
(a) By Mutual Agreement. This DAF Purchase Agreement may be terminated by the mutual agreement of the parties.
(b) For Default. Either party may terminate this DAF Purchase Agreement immediately upon written notice if: (i) the other is the subject of insolvency, bankruptcy or similar proceedings, or makes an assignment for the benefit of creditors, or a receiver, liquidator, trustee or similar person is appointed for any material portion of the others assets; (ii) a substantial portion of the other party’s assets becomes the subject of foreclosure proceedings, or is seized by a Government Entity, or is the subject of a lien or levy that is executed; or (iii) subject to Section 1.3(c) and Section 8.2 above, the other party (or the End-User) commits a breach of a material provision of this DAF Purchase Agreement (including the provisions of the Software License and failure to pay monies owed) and, if the breach is curable, does not either cure such breach, or take reasonable steps to cure such breach within thirty (30) days, or such other time period as may be expressly agreed to by the parties in writing, after being notified of the breach by the non-breaching party (five (5) business days in the case of the Customer’s failure to make a payment to DigitalGlobe required under this DAF Purchase Agreement).

Any action that endangers the health and safety of the Satellites or deliberately interferes with other ground station operations is considered a material breach of this DAF Purchase Agreement. In the event of termination for default for lack of payment of the purchase price hereunder, the Customer will be responsible for all costs incurred to return the DAF and any related equipment to DigitalGlobe, including but not limited to labor, packing and shipping costs. The Customer ensure that DigitalGlobe and its Suppliers or other designees are given prompt access to the Facility for purposes of packing and shipping the DAF in the event of termination for default.
(c) Force Majeure. Either party may terminate this DAF Purchase Agreement as provided in Section 11.13.
10.3	Survival. Termination for whatever reason will not affect the rights and obligations of the parties under Articles 8, 2.1, 2.2, 4.1, 4.2, 7.2, 11.1, 11.2 and 11.3 (“Surviving Rights and Obligations”), which will survive any termination.

10.4	Consequences of Termination. At termination, all other rights and obligations under this DAF Purchase Agreement will terminate. If DigitalGlobe terminates this DAF Purchase Agreement, DigitalGlobe shall retain any other rights and remedies it may have under applicable law. If the Customer terminates this DAF Purchase Agreement for default of DigitalGlobe, the Customer shall be entitled to a full refund of all amounts paid hereunder, provided that Customer shall return all Documentation, equipment, software and other components of the DAF that have been delivered to the Customer to that time. In other cases of termination, neither party will have any further liability or obligation to the other, except for: (i) accrued but unpaid obligations to pay money; and (ii) Surviving Rights and Obligations. All software and documentation relating to satellite tasking shall be returned to DigitalGlobe and all keys, codes and similar items, or shall be destroyed by Customer and a certificate of destruction shall be issued to DigitalGlobe.
ARTICLE 11
MISCELLANEOUS
11.1	Governing Law. This DAF Purchase Agreement will be governed by the internal laws (without regard to conflict of law principles) of the State of New York, U.S.A.

11.2	Disputes. The parties agree that they shall use best commercial efforts to resolve any dispute arising out of this agreement, including any dispute concerning the meaning of its terms and the parties’ performance or failure to perform their obligations thereunder.

11.3	Arbitration.
(a) ICC Arbitration. All disputes arising in connection with this DAF Purchase Agreement will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules. The place of arbitration will be New York, New York, U.S.A. The arbitrators will determine the matters in dispute in accordance with New York law. The arbitration will be conducted in English. The award of the arbitrators (i) will be the exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented or pled to the arbitrators; and (ii) will be made, and will be promptly payable, in dollars, free of any tax, deduction or offset. Punitive, consequential or incidental damages will not be awarded. The award will include interest from the date of any damages incurred for breach of the contract, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the LIBOR Rate. Notices in connection with the arbitration will be governed by Section 11.9. To the extent a party to this DAF Purchase Agreement is a Government Entity or is owned in whole or in part by a Government Entity, it hereby irrevocably waives any claim to immunity, whether now existing or hereafter acquired, in regard to any proceedings in connection with an arbitration or arbitral award pursuant to this DAF Purchase Agreement, including immunity from service of process, immunity from pre- or post-judgment attachment, immunity from jurisdiction of any court, and immunity of any of its property from execution.
(b) Costs. If either party incurs legal fees or any other expense to enforce any obligation of the other party under this DAF Purchase Agreement, or to investigate or defend against any claim or action by such other party under this DAF Purchase Agreement, the prevailing party (as determined by the Arbitrators) will be entitled to recover its reasonable legal and other expenses from the other party in accordance with Article 20(l) of the ICC Rules.
11.4	Language of the Agreement. This DAF Purchase Agreement has been negotiated and prepared in English. If a translation is prepared, the English version will control in the event of any inconsistency or ambiguity between the versions.

11.5	Nature of Relationship. Each party to this DAF Purchase Agreement is an independent contractor, and this DAF Purchase Agreement does not make either party a partner or agent of the other party. Neither party has, nor will it represent to third parties that it has, any right or authority to act for or obligate the other party in any way. This DAF Purchase Agreement does not create a joint venture, partnership, trust, agency or other association of any kind.

11.6	Entire Agreement. This DAF Purchase Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. They supersede any previous written or oral understandings and agreements of every kind relating to such subject matter, expressly excepting, however, the Satellite Access Agreement.

11.7	Severability of Provisions. If any provision of this DAF Purchase Agreement is held unenforceable, the provision will be severed from the rest of this DAF Purchase Agreement, which will remain in force; provided, however, that if the severed provision is reasonably deemed by the party asserting its validity to be essential to the purposes of this DAF Purchase Agreement, the parties will negotiate an amendment to this DAF Purchase Agreement that realigns the benefits and burdens of the respective parties so that they most nearly approximate those originally intended. If the parties are not able to reach agreement on such amendment, they will submit the issue to arbitration under Section 11.3.

11.8	Assignment; Binding Nature. Neither party may assign its rights or obligations under this DAF Purchase Agreement, without the express written consent of the other party. The following will not constitute a prohibited assignment: (i) DigitalGlobe’s merger with another entity, sale of all or substantially all of its assets to another entity, or a change in its form of incorporation or association (i.e. conversion from limited partnership to corporate or other form); (ii) any change in the ownership of DigitalGlobe provided the DAF Purchase Agreement shall inure to the benefit of, and be binding upon, any successor or assign without restriction.

11.9	Notices. Any notice, request or other communication (a “Notice”) under this DAF Purchase Agreement must be in writing, signed by an authorized person of the sending party and sent to the address of the receiving party indicated below. A party may change its address for this purpose by sending a Notice to the other party. Notices may be sent by international courier (such as FEDEX, UPS or DHL) Notices will be effective when actually received, as attested by the courier.
If to DigitalGlobe:
DigitalGlobe, Inc.
Attention: Jeff Kerridge
1601 Dry Creek Road, Suite 260
Longmont, Colorado U.S.A. 80503
Telephone: 303-684-4080
Facsimile: 303-684-4570
If to the Customer:
Hitachi Software Engineering Co., Ltd.
Attention: [**Redacted**]
4-12-7 Higashi-Shinagawa
Shinagawa-ku, Tokyo 140-0002
Telephone: [**Redacted**]
Facsimile: [**Redacted**]
11.10	Notice of Export Permits, Licenses and Insurance. DigitalGlobe will provide Customer with written notice at such time that DigitalGlobe obtains the U.S. Government export permits, licenses and insurance required under Appendix B of this Agreement. Such notice will be sent to the Customer address specified in Section 11.9 above.

11.11	Future Assurances. Each party will use commercially reasonable efforts to cooperate with the other in obtaining required license, permits or other required approvals and otherwise causing the transactions contemplated by this DAF Purchase Agreement to be effected in accordance with its terms. Each party will sign and deliver any further certificates, applications, notices, agreements and other documents the other party may reasonably request to facilitate performance under this DAF Purchase Agreement and compliance with law.

11.12	Headings; Section References; Precedence. The headings of this DAF Purchase Agreement are for convenience and are not to affect the interpretation of this DAF Purchase Agreement. All references to Articles, Sections, Clauses or Appendices are, unless otherwise specified, to the Articles, Sections, Clauses and Appendices of this

DAF Purchase Agreement. If there is any inconsistency between the body of this DAF Purchase Agreement and any Appendix or related agreement or document, the body of this DAF Purchase Agreement will take precedence.

11.13	Force Majeure.
(a) Generally. Performance under this DAF Purchase Agreement (other than the obligation to pay money) is subject to events of force majeure, including, but not limited to: events provided by applicable law, insurrections, riots, wars, explosions, acts of Government Entities, strikes (except in connection with each party’s activities and operations), fires, accidents, acts by terrorists or criminals, floods, inclement weather, epidemics, Government-imposed quarantine restrictions, embargoes or any similar occurrence beyond the reasonable control, and without fault or negligence, of the party affected. Force majeure does not include the failure of the DAF to operate in accordance with the DAF System Requirements, the remedies for which are provided in the Satellite Access Agreement. Force majeure will not affect or excuse any obligation under this DAF Purchase Agreement to pay money.
(b) Notice. If, because of an event of force majeure, either party is unable to carry out any of its obligations (other than payment obligations as specified above) under this DAF Purchase Agreement, that party (the “notifying party”) will promptly notify the other party in writing and include an explanation of the event and its anticipated effects.
(c) Suspension. If an event of force majeure has occurred, and notice is given as provided above, the obligations (other than payment obligations as specified above), of the notifying party will be suspended to the extent, and for as long as, the force majeure prevents performance. The party will, however, be obligated to use commercially reasonable efforts to eliminate the effects of the force majeure as fully and as quickly as possible (but this obligation does not require it to accede to any third-party demands the notifying party considers unreasonable). A party claiming an event of force majeure will promptly notify the other party in writing of the termination of the effects of the event.
(d) Termination. If obligations under this DAF Purchase Agreement are suspended under Section 11.13(c) for a period exceeding one hundred eighty (180) consecutive days, and if the cause of the suspension is reasonably deemed likely by either party to impair materially and permanently the value to it of this DAF Purchase Agreement taken as a whole, either party may terminate this DAF Purchase Agreement upon thirty (30) days written notice.
11.14	Third-Party Beneficiaries. All Suppliers of DigitalGlobe are hereby designated express third-party beneficiaries of the Customer’s acknowledgments and covenants in Articles 2, 3, 4, and 8 of this DAF Purchase Agreement.

11.15	Expenses. Each party will be responsible for its own expenses incurred in entering into and performing this DAF Purchase Agreement. Except as otherwise provided hereunder, each party will be responsible for its own governmental filing fees and other governmental charges payable in connection with its activities under this DAF Purchase Agreement.

11.16	Effectiveness. Notwithstanding anything else in this DAF Purchase Agreement to the contrary, it is an express condition precedent to the effectiveness of this DAF Purchase

Agreement that DigitalGlobe receives all required export and other U.S. Government approvals.
Each party has caused this DAF Purchase Agreement to be signed on its behalf by a duly authorized representative.

DIGITALGLOBE, INC.		HITACHI SOFTWARE ENGINEERING CO., LTD.

By: Title:	/s/ Bettina Eckerle General Counsel	By: Title:	/s/ Shigeru Kono Manager, Procurement Department
Date:	April 3, 2007	Date:	March 26, 2007

Appendix A
DAF SYSTEM REQUIREMENTS
For the Hitachi
WorldView Direct Access Facility
Purchase Agreement
RESTRICTION ON USE, PUBLICATION, OR DISCLOSURE OF
PROPRIETARY INFORMATION
This document contains information proprietary and confidential to DigitalGlobe, Inc., to its subsidiaries, or to a third party to whom DigitalGlobe, Inc may have a legal obligation to protect such information from unauthorized disclosure, use or duplication. Any disclosure, use or duplication of this document or of any of the information contained herein for other than the specific purpose for which it was disclosed is expressly prohibited, except as DigitalGlobe, Inc may otherwise agree to in writing. This document may only be used for the purpose for which it is provided. All copies of this document are the sole property of DigitalGlobe Inc. and will be returned promptly upon request.
DigitalGlobe Proprietary and Confidential
Use or disclosure of data is subject to the restriction on the title page of this document

TABLE OF CONTENTS

DIRECT ACCESS FACILITY (DAF) SYSTEM REQUIREMENTS		5

1	Interface Requirements	6

2	Functionality Requirements	10

3	Performance Requirements	20

4	Customer Configuration Requirements	22

5	Antenna System Requirements	23

6	Product Specification Requirements	26

7	DAF Operator Duties for Manual Interfaces	30
DigitalGlobe Proprietary and Confidential
Use or disclosure of data is subject to the restriction on the title page of this document

LIST OF ACRONYMS

Acronym	Description
A
ASCII	American Standard Code for Information Interchange
C
CGT	Customer Ground Terminal
CPS	Collection Planning System
D
DAF	Direct Access Facility
DAP	Direct Access Program
DDL	Direct Downlink
DEM	Digital Elevation Model
DG	DigitalGlobe
DT	Direct Tasking
DTED	Digital Terrain Elevation Data
DVD	Digital Versatile Disc
F
FTP	File Transfer Protocol
G
GCP	Ground Control Point
GS	Ground System
I
IAD	Imagery Ancillary Data
IT	Indirect Tasking
M
MS	Multi-Spectral
N
NB	Narrow Band
NITF	National Imagery Transmission Format
NOAA	National Oceanic and Atmospheric Administration
NRE	Non-Recurring Engineering
O
OHS	Order Handling System
P
DigitalGlobe Proprietary and Confidential
Use or disclosure of data is subject to the restriction on the title page of this document

Acronym	Description
PAN	Panchromatic
PS	Production System
Q
R
RF	Radio Frequency
RFI	Request For Information
RFP	Request for Proposal
S
SCS	Satellite Communication System
T
TB	TerraByte
TBC	To Be Confirmed
TBD	To Be Determined
V
VGT	Virtual Ground Terminal
W
WV-1	WorldView-1
WV-2	WorldView-2
WV-1/2	WorldView 1 and WorldView 2
WB	Wideband
DigitalGlobe Proprietary and Confidential
Use or disclosure of data is subject to the restriction on the title page of this document

Direct Access Facility (DAF) System Requirements
The intent of these Requirements is to provide a Direct Access Facility (DAF) that the Customer and/or End-User can use for planning and scheduling satellite image collections, tasking the satellite for the collects and receiving the data, processing satellite data into useful images, and archiving and delivering the data to end users.
The DAF supports two main operational scenarios:
1.	Direct Tasking and Direct Downlink
–	Used for in-communication cone operations on a descending pass (i.e., daylight imaging).

–	Requires a reserved Satellite Access Window, which contains an uplink portion at the beginning of the window and a return to “handoff orientation” maneuver at the end of the window; imaging, maneuvering, and downlink occurs in the rest of the window.

–	DAF imagery that is not directly downlinked within the same Satellite Access Window as it is collected in is downlinked to the DG GS, and sent to the DAF electronically as Encrypted Raw Imagery and Ancillary Data; this electronic delivery mechanism is called VGT delivery.
2.	Area-Based Indirect Tasking and Virtual Ground Terminal (VGT) Delivery
–	Used primarily for out-of-communication cone operations on a descending pass.

–	A Satellite Access Window is not reserved; instead, the DAF submits area orders to the DG GS.

–	DG GS may satisfy the requested area through the collection of new imagery or through data that already exists in the DG ImageLibrary.
•	All DG ImageLibrary Data is delivered to the DAF electronically (i.e., VGT delivery) as Level 0 Products
–	Two commercial tasking levels are available for the collection of new imagery:
•	Premium tasking level
•	Ordered imagery is delivered to DAF electronically (i.e., VGT delivery) as Encrypted Raw Imagery and Ancillary Data.

•	Imagery is owned by DAF.
•	Standard commercial tasking level
•	Ordered imagery is delivered to the DAF electronically (i.e., VGT delivery) in Level 0 Product format.

•	Imagery is owned by DG GS.
The DAF requirements can be broken into three areas, which are outlined in the following sections:
o	Interfaces

o	Functionality

o	Performance
It is understood that certain requirements may change as mutually agreed between DigitalGlobe and Customer,i as the program evolves. In particular, interface
DigitalGlobe Proprietary and Confidential
Use or disclosure of data is subject to the restriction on the title page of this document
DAF SOW Technical Requirements

requirements may change as long as they do not fundamentally affect the functionality of the DAF.
1 Interface Requirements
Table 1 provides descriptions of the interfaces to the DAF and also indicates which scenario(s) the interface is applicable to. A preliminary allocation to a DAF is provided for information only, and should not be viewed as being part of the requirement. Table 1 also indicates at which Site Acceptance Test (SAT) each requirement will be tested. The DAF SAT will be conducted with WV-1 data. The requirements tested at the WV-2 SAT will be conducted with WV-2 data.
Not all of the interfaces and data sources required for processing image data and for other DAF functions are specifically identified in the requirements below, since these will be resolved during the design process.
Table 1 – Direct Access Facility (DAF) Interface Requirements

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_0010	The DAF shall receive Product Orders from End-users.

The Product Order shall specify the attributes of the imagery needed to create the product (such as maximum percentage cloud cover), and the desired product level and processing parameters.

The Product Order shall support the product levels and options specified in Section 1.4 of this Appendix.

	Note: The Product Orders received have already been verified as coming from Endusers with valid accounts that have passed Denied Party List screening.	OHS	WV-1/2 Direct Tasking (DT) and Direct Downlink (DDL) WV-1/2 Area-Based Indirect Tasking (IT) and VGT Delivery	DAF SAT WV-2 SAT

DAP_DAF_0020	The DAF shall provide a Product Order Acknowledgement to an Enduser for each Product Order received from that End-user.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0030	The DAF shall provide a Product Order Feasibility Proposal to an End-user for each Product Order received from that End-user.

	The Product Order Feasibility Proposal shall specify the production and physical collection feasibility of the Product Order and a list of archive images that could be used; if the Product Order is infeasible, an alternative proposal is presented.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1100	The DAF shall assess the production feasibility of a Product Order and include the result in the corresponding Product Order Feasibility Proposal.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_0040	The DAF shall receive a Product Order Feasibility Proposal Confirmation from an End-user for each Product Order Feasibility Proposal provided to that End-user.

	The Product Order Feasibility Proposal Confirmation specifies whether the Product Order Feasibility Proposal has been accepted.	OHS	WV-1/2 DT and DDL WV-1/2 Area Based IT and VGT Delivery	DAF SAT

DAP_DAF_0050	The DAF shall provide Product Order Status to an End-user for each Product Order received from that End-user.

	The Product Order Status shall specify the current status of a Product Order that is being processed.	OHS	WV-1/2 DT and DDL WV-1/2 Area Based IT and VGT Delivery	DAF SAT

DAP_DAF_0060	The DAF shall send a Product to an End-user for each Product Order Feasibility Proposal that has been confirmed by the End-user with a Product Order Feasibility Proposal Confirmation.

	The Product shall match the specifications of the confirmed Product Order Feasibility Proposal.	PS	WV-1/2 DT and DDL WV-1/2 Area Based IT and VGT Delivery	DAF SAT

DAP_DAF_0070	The DAF shall receive Speculative Order Information from End-users which specify the general areas for which they may be interested in later ordering imagery.

	Note: speculative orders are defined as low priority orders.	CPS	WV-1/2 DT and DDL WV-1/2 Area Based IT and VGT Delivery	DAF SAT

DAP_DAF_0090	The DAF shall receive satellite specific Predicted Ephemeris from the DG GS.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0170	The DAF shall send a Downlink Plan to the DG GS for each approved Satellite Access Window.

	The Downlink Plan shall include the downlink plan for all the images collected within a Satellite Access Window, with the following options available:	CPS	WV-1/2 DT and DDL	DAF SAT
• Direct downlink in the same window as it was collected.
• VGT delivery, in which imagery is downlinked to the DG GS, and sent to the DAF electronically.
Note: this plan does not include the location of the targets collected.

DAP_DAF_0210	The DAF shall send WV-1 Satellite Access Window Tasking Parameters to the DG GS for each approved Satellite Access Window.

	The WV-1 Satellite Access Window Tasking Parameters shall specify the imaging, maneuvering and downlink activities to be performed in Satellite Access Windows.	SCS	WV-1 DT and DDL	DAF SAT

DAP_DAF_0220	The DAF shall receive WV-1 Encrypted Spacecraft Commands (Not RF) from the DG GS for each set of Satellite Access Window Tasking Parameters sent to the DG GS.

	Note: the WV-1 Encrypted Spacecraft Commands (Not RF) will specify the imaging, maneuvering and downlink activities to be performed in Satellite Access Windows.	SCS	WV-1 DT and DDL	DAF SAT(1)
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_0230	The DAF shall receive satellite specific WideBand (WB) Downlink Decryption Keys from the DG GS.

Note: the WB Downlink Decryption Keys are used by the DAF to decrypt the imagery and ancillary data that it receives by:
•   direct downlink (WV-1/2 DT and DDL scenario), and
•   Encrypted Raw Imagery and Ancillary Data (WV-1/2 DT and DDL scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario)
		PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only	DAF SAT

DAP_DAF_0240	The DAF shall receive satellite specific NarrowBand (NB) Downlink Decryption Keys from the DG GS.

	Note: the NB Downlink Decryption Keys are used by the DAF to decrypt the Uplink Acknowledgements received from the WV-1 or WV-2 Satellite.	PS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0250	The DAF shall receive WV-2 Uplink. Encryption Keys from the DG GS.

	Note: the WV-2 Uplink Encryption Keys are used by the DAF to encrypt the WV-2 SBand Satellite Access Window Tasking Parameters that it uplinks to the satellite.	SCS	WV-2 DT and DDL	WV-2 SAT

DAP_DAF_0280	The DAF shall receive satellite specific Refined Attitude and Ephemeris from the DG GS, which consist of refined attitude and ephemeris measurements, and corresponding uncertainty estimates, at regular intervals of time.	PS	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF_0290	The DAF shall receive Encrypted Raw Imagery and Ancillary Data from the DG GS via electronic delivery (i.e., VGT delivery). Encrypted Raw Imagery and Ancillary Data consists of imagery and ancillary data in raw, encrypted, and compressed format.

	This Encrypted Imagery and Ancillary Data will be received under two conditions:	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only	DAF SAT(1)
• imagery and ancillary data not directly downlinked to the DAF [**Redacted**]
• all imagery and ancillary data collected for the DAF under the WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario

DAP_DAF_0300	The DAF shall receive Level 0 Products from the DG GS via electronic delivery (i.e., VGT delivery). Level 0 Products consist of imagery in raw, decrypted, compressed format, and image support data.	PS	WV-1/2 Area-Based IT and VGT Delivery with Standard Commercial Level Tasking Only	DAF SAT

DAP_DAF_0330	The DAF shall receive Cloud Cover Forecasts from the Weather Service, which consist of a prediction of the cloud cover percentage over a geographic grid..

	Note: the Cloud Cover Forecasts may be for the time period to	CPS	WV-1/2 DT and DDL	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
be used for the next requested collection planning cycle, or may be for an area that covers more than the time period for the next requested collection planning cycle (TBD).

DAP_DAF_0340	The DAF shall receive Processing Support Data from the Processing Support Data Sources, which consists of Ground Control Points (GCPs) and Digital Elevation Maps (DEMs) to be used in high precision geometric processing during product generation (i.e., Ortho, DEM and Mosaic creation).	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0350	The DAF shall send WV-2 S-Band Satellite Access Window Tasking Parameters to the WV-2 Satellite, which consist of encrypted tasking parameters for imaging, maneuvering, and downlink activities within Satellite Access Windows.	CGT	WV-2 DT and DDL	WV-2 SAT(2)

DAP_DAF_0360	The DAF shall receive a WV-2 X-Band Uplink Acknowledgement in the Narrowband (NB) channel of X-Band from the satellite for each set of S-Band Satellite Access Window Tasking Parameters uplinked to the WV-2 Satellite.	CGT	WV-2 DT and DDL	WV-2 SAT(2)

DAP_DAF_0370	The DAF shall receive WV-2 X-Band Imagery and Ancillary Data from the WV-2 Satellite in the Wideband (WB) channel of X-Band, which was collected during a Satellite Access Window, as a simultaneous dual polarization downlink at [**Redacted**] for each channel [**Redacted**], error correction coded and encrypted (commercial type).

	This WV-2 X-Band Imagery and Ancillary Data consists of the following:	CGT	WV-2 DT and DDL	WV-2 SAT(2)
• Encrypted, compressed imagery. • Corresponding Image Ancillary Data (IAD) required for image processing.

DAP_DAF_0380	The DAF shall send WV-1 S-Band Spacecraft Commands to the WV-1 Satellite, which are encrypted commands for imaging, maneuvering, and downlink activities within Satellite Access Windows.	CGT	WV-1 DT and DDL	DAF SAT(1)

DAP_DAF_0390	The DAF shall receive a WV-1 X-Band Uplink Acknowledgement in the Narrowband (NB) channel of X-Band from the satellite for each set of S-Band Spacecraft Commands uplinked to the WV-1 Satellite.	CGT	WV-1 DT and DDL	DAF SAT(1)

DAP_DAF_0400	The DAF shall receive WV-1 X-Band Imagery and Ancillary Data from the WV-1 Satellite in the Wideband (WB) channel of X-Band, which was collected during a Satellite Access Window, as a simultaneous dual polarization downlink at [**Redacted**] for each channel ([**Redacted**] total), error correction coded and encrypted (commercial type).

	The WV-1 X-Band Imagery and Ancillary Data consists of the following:	CGT	WV-1 DT and DDL	DAF SAT(1)
• Encrypted, compressed imagery. • Corresponding Image Ancillary Data (IAD) required for image processing.
CONFIDENTIAL AND PROPRIETARY

2 Functionality Requirements
Table 2 – DAF Functionality Requirements

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_0410	The DAF shall track the progress of all Product Orders received from End-users.	OHS	WV-1/2 DT and DDL WV-1/2 AreaBased IT and VGT Delivery	DAF SAT

DAP_DAF_0420	The DAF shall provides tools to allow an operator to assess and designate which portion of a Product Order area polygon can be satisfied with existing DAF archived imagery, and which portion of a Product Order area polygon needs the collection of new imagery.	OHS	WV-1/2 DT and DDL WV-1/2 AreaBased IT and VGT Delivery	DAF SAT

DAP_DAF_0430	The DAF shall allow an operator to initiate a new tasking request for the collection of new imagery identified in DAP_DAF_0420, with a set of collection criteria such as maximum percentage cloud cover, collection date range, and maximum off-nadir angle.	OHS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0440	The DAF shall provide tools to output order data to support a DAF operator manually interfacing with the DG GS for ordering area-based VGT data.	OHS	WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0450	The DAF shall allow an operator to search its catalog for imagery that matches a set of query parameters, such as collection date range and maximum percentage cloud cover, returning archive ids and browse imagery displays for those images that match the search criteria.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0460	The DAF catalog browse imagery shall be georectified.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0470	For new acquisitions the DAF shall track the fulfillment of a Product Order area polygon over time, and initiate production activities for this Product Order when imagery that meets the Product Order Feasibility Proposal Confirmation specifications is available in the DAF archive and fills the entire area polygon. The imagery required to fill the area order polygon can come from:	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

o    Existing DAF archive imagery.
o    Level 0 Products from DG GS (WV-1/2 Area-Based IT and VGT Delivery with Commercial Level Tasking Only scenario).
o    Imagery received via direct downlink [**Redacted**]
o    Encrypted Imagery and Ancillary Data from the DG GS (i.e., VGT delivery) (,WV-1/2 DT and DDL

CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario).

For mixed orders (i.e., orders involving new tasking along with archive and/or VGT-delivered data), order fulfillment tracking is procedural.

DAP_DAF_0480	The DAF shall support the entry and tracking of speculative tasking orders.	OHS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_0490	The DAF shall use satellite specific Predicted Ephemeris from the DG GS to predict the position of the satellites over the upcoming planning period.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0500	The DAF shall model the imaging and maneuvering capabilities of the satellites, as well as applicable operational constraints.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0510	The DAF shall model the downlink capabilities of the satellites.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0520	The DAF shall model the reception capabilities of its antenna and reception resources.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0530	The DAF shall provide a geographic visualization of the orbit track of the satellites and where they can image along their orbits within a selectable maximum off-nadir angle.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0540	The DAF shall provide a geographic visualization of the areas requested for collection, and their location relative to the orbit tracks of the satellites.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0550	The DAF shall assess the physical collection feasibility of the portions of a Product Order area polygon identified for new collection by the operator, and generate a Product Order Feasibility Proposal with the physical collection feasibility assessment result.	CPS	WV-1/2 DT and DDL	DAF SAT

Note: for the WV-1/2 Area-Based IT and VGT Delivery scenarios, the physical collection feasibility assessment will be performed by the DG GS, and the result will be returned to the DAF operator from the DG GS.

The DAF shall support the entry of this physical collection feasibility assessment result produced by the DG GS into the Product Order Feasibility Proposal by the DAF operator through an appropriate DAF interface.

DAP_DAF_0570	The DAF shall support the creation of a Satellite Access Window Request which includes the specification of the Satellite Access Window boundaries (i.e., start and stop times).	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0580	The DAF shall be capable of visualizing the Satellite Access Window boundaries, including the uplink portion, of the Satellite Access Window Request it creates.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0590	The DAF shall notify the operator if the Satellite Access	CPS	WV-1/2 DT and DDL	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
Windows currently planned for an orbit have any overlap.

DAP_DAF_0600	The DAF shall notify the operator if a Satellite Access Window Request violates any of a set of programmatic rules, such as minimum Satellite Access Window duration and spacing.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0620	The DAF shall notify the operator if a Satellite Access Window currently planned has any portion outside of its DAF communication cone.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0630	The DAF shall provide a visualization of the geographic boundaries of the Satellite Access Window, and its uplink portion, specified in the Satellite Access Window Request Response.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0640	The DAF shall provide a geographic visualization of the portions of a Product Order area polygon identified for new collection by the operator that may be collected within a selected Satellite Access Window, within the collection constraints specified.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0660	The DAF shall provide a geographic visualization of the Cloud Cover Forecasts from the Weather Service, drawn on the same geographic display which contains the orbit tracks of the satellites.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0670	The DAF shall automatically decompose areas identified for new collection within Product Orders into strips that can be collected by the satellites.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0680	The DAF shall automatically generate a collection plan for a Satellite Access Window, for a selected set of areas for new collection, which includes a specification of all the imaging, maneuvering, and downlink events that will occur within that Satellite Access Window.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0690	The DAF shall use a scoring algorithm to automatically select which strips should be collected in a selected Satellite Access Window.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0700	The DAF scoring algorithm shall include at a minimum the following parameters in its scoring calculation:	CPS	WV-1/2 DT and DDL	DAF SAT

o Predicted cloud cover.

o Tasking priority.

o Collection due date relative to current date.

DAP_DAF_0710	The DAF shall provide a visualization of the imaging, maneuvering, and downlink events planned for a selected Satellite Access Window.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0720	The DAF shall allow a manual modification of the planned imaging, maneuvering, and downlink events for a selected Satellite Access Window.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0730	The DAF shall allow the manual planning of imaging, maneuvering, and downlink events within a Satellite Access Window.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0740	The DAF shall provide a scheduling algorithm(s) which is capable of scheduling imaging, maneuvering, and downlink	CPS	WV-1/2 DT and DDL	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
events within a Satellite Access Window and optimizing the resulting plan based on total plan score.

DAP_DAF_0760	The DAF shall not allow a final Satellite Access Window collection plan to be created unless the following constraints are met:	CPS	WV-1/2 DT and DDL	DAF SAT

o Start and stop boundaries are as specified in the Satellite Access Window Request Response.

o Satellite is returned to nadir at end of Satellite Access Window.

DAP_DAF_0770	The DAF shall not allow a final Satellite Access Window collection plan to be created unless all images collected in that Satellite Access Window are scheduled for delivery to the DAF with one of the following methods:	CPS	WV-1/2 DT and DDL	DAF SAT

o Direct downlink within the same Satellite Access Window as the imagery is collected in.

	o VGT delivery, in which imagery is downlinked to the DG GS, and sent to the DAF electronically.	,

DAP_DAF_0780	The DAF shall automatically set the order of the images to downlink in a Satellite Access Window according to their tasking priority.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0800	During the planning of a satellite access window the DAF shall be configurable to allow an operator to manually flag an image for one of the following:	CPS	WV-1/2 DT and DDL	DAF SAT

o Direct downlink within the same Satellite Access Window as the imagery is collected in (WV-1/2 DT and DDL only).

o VGT Delivery, in which imagery is downlinked to the DG GS, and sent to the DAF electronically.

DAP_DAF_0820	The DAF shall allow multiple versions of a collection plan to be saved for the Satellite Access Window, before uplink occurs.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0830	The DAF shall support the creation a Satellite Access Window Cancellation for a selected Satellite Access Window Request.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0840	The DAF shall delete all events associated with the Satellite Access Window in a Satellite Access Window Request Response if a Satellite Access Window Cancellation is received from the DG GS.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0850	The DAF shall automatically generate a Downlink Plan and send it to the DG GS when a Satellite Access Window collection plan is finalized.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0860	The DAF shall allow an operator to manually initiate the creation of a Downlink Plan.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0870	The DAF shall maintain the area identified for new collection, in the unfilled order polygon, until imagery is collected that meets the imagery specifications of the associated Product Order, including cloud cover specifications.	CPS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0885	The DAF shall support the manual aggregation of multiple Product Order polygons into one area polygon to be considered during collection planning.	CPS	WV-1/2 DT and DDL	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_0890	The DAF shall generate WV-2 S-Band Satellite Access Window Tasking Parameters for each collection plan that is finalized.	SCS	WV-2 DT and DDL	WV-2 SAT

DAP_DAF_0900	The DAF shall store and manage the WV-2 Uplink Encryption Keys received from the DG GS.	SCS	WV-2 DT and DDL	WV-2 SAT

DAP_DAF_0910	The DAF shall encrypt the WV-2 S-Band Satellite Access Window Tasking Parameters using the WV-2 Uplink Encryption Keys received from the DG GS.	SCS	WV-2 DT and DDL	WV-2 SAT

DAP_DAF_0920	The DAF shall create WV-1 Satellite Access Window Tasking Parameters for each collection plan that is finalized, and send them to the DG GS.	SCS	WV-1 DT and DDL	DAF SAT

DAP_DAF_0930	The DAF shall receive WV-1 Encrypted Spacecraft Commands (not RF) from DG GS and route them to the CGT for uplink.	SCS	WV-1 DT and DDL	DAF SAT(1)

DAP_DAF_0940	The DAF shall provide a Satellite Operator interface to monitor the satellite pass and CGT activities.	SCS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0950	The DAF shall provide a Satellite Operator interface to monitor the command uplink and reception of the uplink acknowledgements.	SCS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_0970	The DAF shall track and communicate with the satellite within the uplink portion of a Satellite Access Window approved by the DG GS via a Satellite Access Window Request Response.	CGT	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF_0980	The DAF shall uplink the WV-2 S-Band Satellite Access Window Tasking Parameters for a single Satellite Access Window within the uplink portion of that Satellite Access Window.	CGT	WV-2 DT and DDL	WV-2 SAT(2)

DAP_DAF_0990	The DAF shall uplink the WV-1 S-Band Spacecraft Commands for a single Satellite Access Window within the uplink portion of that Satellite Access Window.	CGT	WV-1 DT and DDL	DAF SAT (1)

DAP_DAF_1000	The DAF shall be capable of uplinking an encrypted (commercial type) modulated RF command signal to the WV-2 Satellite.	CGT	WV-2 DT and DDL	WV-2 SAT(2)

DAP_DAF_1010	The DAF shall be capable of uplinking an encrypted modulated RF command signal to the WV-1 Satellite, where the encrypted data is provided by the DG GS.	CGT	WV-1 DT and DDL	DAF SAT(1)

DAP_DAF_1020	The DAF shall receive a WV-2 X-Band Uplink Acknowledgement from the WV-2 Satellite for each set of S-Band Satellite Access Window Tasking Parameters it sends to the satellite.	CGT	WV-2 DT and DDL	WV-2 SAT(2)

DAP_DAF_1030	The DAF shall receive a WV-1 X-Band Uplink Acknowledgement from the WV-1 Satellite for each set of S-Band Spacecraft Commands it sends to the satellite.	CGT	WV-1 DT and DDL	DAF SAT(1)

DAP_DAF_1040	The DAF shall be capable of receiving a satellite specific X-Band Uplink Acknowledgement that is an encrypted (commercial type) and modulated RF signal.	CGT	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF_1050	The DAF shall track the satellite during the downlink events within each Satellite Access Window approved by the DG GS via a Satellite Access Window Request Response.	CGT	WV-1/2 DT and DDL	DAF SAT(1)
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF1060	The DAF shall receive satellite specific X-Band Imagery and Ancillary Data during the downlink events scheduled within each Satellite Access Window approved by the DG GS via a Satellite Access Window Request Response.	CGT	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF1080	The DAF shall error correct and frame synchronize the downlinked satellite specific imagery.	CGT	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF1090	The DAF shall segment the downlinked satellite specific imagery into image files.	CGT	WV-1/2 DT and DDL	DAF SAT(1)

DAP_DAF1092	The DAF shall generate and capture a narrowband telemetry test signal that loops through the antenna system that a DAF operator can use to confirm functionality of the telemetry system.	CGT	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1094	The DAF shall generate and capture a narrowband command test signal that loops through the antenna system that a DAF operator can use to confirm functionality of the command system.	CGT	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1096	The DAF shall generate and capture a wideband (400mbps) test signal that loops through the antenna system that a DAF operator can use to confirm functionality of the wideband RF system.	CGT	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1098	The DAF shall generate and capture a wideband (400mbps) PRBS test that loops through the antenna system that a DAF operator can use to confirm functionality of the image data capture system.	CGT	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1110	The DAF shall store and manage satellite specific WB and NB Downlink Decryption Keys received from the DG GS.	PS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1120	The DAF shall decrypt all satellite specific imagery received by the DAF via:	PS	WV-1/2 DT and DDL WV-1/2 Area-Based	DAF SAT
	• direct downlink (i.e., X-Band Imagery and Ancillary Data) (WV-1/2 DT and DDL scenario)		IT and VGT Delivery with Premium Level Tasking Only

• Encrypted Raw Imagery and Ancillary Data received from the DG GS (i.e., VGT delivery) (WV-1/2 DT and DDL scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario).

DAP_DAF1130	The DAF shall generate initial attitude and ephemeris and other ancillary data products required for product generation from:	PS	WV-1/2 DT and DDL WV-1/2 Area-Based	DAF SAT

	• X-Band Ancillary Data received via direct downlink (WV-1/2 DT and DDL scenario)		IT and VGT Delivery with Premium Level Tasking Only

• Encrypted Ancillary Data received from the DG GS (i.e., VGT delivery) (WV-1/2 DT and DDL scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario).

DAP_DAF1140	The DAF shall be capable of decompressing satellite specific imagery.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF1150	The DAF shall archive satellite imagery and ancillary data it receives via	PS	WV-1/2 DT and DDL WV-1/2 Area-Based	DAF SAT

	• direct downlink (WV-1/2 DT and DDL scenario)		IT and VGT Delivery with Premium Level Tasking Only

•    Encrypted Raw Imagery and Ancillary Data it receives from the DG GS (i.e., VGT pipe delivery) (WV-1/2 DT and DDL scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario).

DAP_DAF1160	The DAF shall archive satellite imagery and ancillary data it receives as Level 0 Products (i.e., VGT delivery) from the DG GS.	PS	WV-1/2 Area-Based IT and VGT Delivery with Standard Commercial Level Tasking Only	DAF SAT

DAP_DAF1170	The DAF shall archive Processing Support Data that it receives from the Processing Support Data Sources and Geometric and Radiometric Calibration Parameters that it receives from the DG GS.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF1180	The DAF shall archive Refined Attitude and Ephemeris that it receives from the DG GS.	PS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF1190	The DAF archive shall use on-line, near-line, and off-line resources.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF1200	The DAF archive shall automatically migrate data from on-line to near-line, and near-line to off-line, based on the availability and loading of storage resources.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF1210	The DAF catalog shall contain browse imagery and metadata for the imagery in the DAF archive.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF1220	The DAF shall be configurable to automatically perform cloud cover assessment, and generate cloud polygons, for any of the following:	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

• Satellite imagery it receives via direct downlink (WV-1/2 DT and DDL scenario)

• Encrypted Raw Imagery and Ancillary Data from the DG GS (i.e., VGT delivery) (WV-1/2 DT and DDL scenario and WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only scenario)
CONFIDENTIAL AND PROPRIETARY

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
• Level 0 Products received from the DG GS (i.e., VGT delivery) (WV-1/2 Area-Based IT and VGT Delivery with Commercial Level Tasking Only scenario)

Note: for WV-1/2 IT and VGT Delivery, the DAF will not normally perform cloud cover assessment because the DG GS is responsible for delivering Level 0 Products that meet the cloud cover specifications entered for the corresponding Area Orders.

DAP_DAF_1230	The DAF shall allow an operator to manually adjust the automatically generated cloud cover assessment results through a graphical interface that initially displays the automatically generated cloud cover results.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

These manual adjustments shall include:

• Adjustment of algorithm thresholds for detecting clouds.

• Drawing of new cloud regions.

• Editing of existing cloud regions.

• Removal of cloud regions.

DAP_DAF_1250	The DAF shall generate a Product for each Product Order Feasibility Proposal that has been confirmed by an End-user with a Product Order Feasibility Proposal Confirmation.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT WV-2 SAT

DAP_DAF_1260	The DAF shall be configurable to automatically initiate the creation of a Product when imagery or ancillary data becomes available that allows the generation of a higher spatial resolution or higher geolocation accuracy Product than before.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1270	The DAF shall generate Products using Geometric and Radiometric Calibration Parameters, Processing Support Data (as necessary), and either initial attitude and ephemeris (WV-1/2 DT and DDL or WV-1/2 Area-Based IT and VGT Delivery with Premium Level Tasking Only) or, if available, Refined Attitude and Ephemeris.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1280	The DAF shall generate Products at spatial resolutions that are compatible with the following NOAA restrictions:	PS	WV-1/2 DT and DDL	DAF SAT

	o If imagery is of Israel, with spatial resolutions no better than 2.0 m for PAN and MS.		WV-1/2 Area-Based IT and VGT Delivery

o If imagery is not of Israel

o With spatial resolutions no better than 0.5 m for PAN and 2.0 m for MS.

DAP_DAF_1290	During product generation, the DAF shall only resample the portion of an image strip that overlaps Israel to the required 2.0 m resolution, for all bands that have a better native spatial resolution than 2.0 m.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT
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		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_1330	The DAF shall create and deliver products using the following media and electronic mechanisms: FTP and DVD.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1340	The DAF shall be capable of archiving Products generated by the DAF.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1350	The DAF shall allow the visualization of Product imagery for Quality Assurance (QA) purposes during product generation.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1360	The DAF shall provide a tool that allows the geolocation accuracy of a Product, for Level 2 or higher level products, to be assessed.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1370	The DAF shall cancel all planned processing associated with a particular Satellite Access Window if a Satellite Access Window Cancellation is received from the DG GS for that Satellite Access Window.	PS	WV-1/2 DT and DDL	DAF SAT

DAP_DAF_1375	The DAF shall provide tools to support the creation of Products from newly collected single strips which are part of a larger Product Order polygon area that requires multiple strips over multiple passes to fulfill.	OHS, PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

Note: the delivery of these single-strip Products is in addition to the delivery of full multiple-strip Product which matches the polygon area of the original Product Order.

DAP_DAF_1380	The DAF shall log all ordering, collection planning, tasking, reception, archiving, cataloging and production operations. The DAF log files shall be readable by an operator.	ALL	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1410	The DAF shall support the electronic transfer of messages between its systems.	Network Infrastructure	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1415	The DAF shall include backup tools for backing up all of its computers.	Network Infrastructure	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT
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Notes:
(1) In the event that the WV-1 satellite has not reached full operational capability (FOC) by the time that testing takes place, or in the event that the DAF’s ground antenna does not yet have a radio license to operate during testing, the testing of these particular requirements will be demonstrated by simulation where possible and the requirement for actual contact with the satellite will be waived for the purpose of successfully completing the DAF SAT.
(2) In the event that the WV-2 satellite has not reached FOC by the time that testing takes place, or in the event that the DAF’s ground antenna does not yet have a radio license to operate during testing, the testing of these particular requirements will be demonstrated by simulation where possible and the requirement for actual contact with the satellite will be waived for the purpose of successfully completing the WV-2 SAT.
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3 Performance Requirements
Table 3 — DAF Performance Requirements

		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
DAP_DAF_1420	The DAF shall be capable of archiving [**Redacted**] of compressed satellite imagery per day.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1430	The DAF shall be capable of cataloging[**Redacted**]of uncompressed satellite imagery per day.	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1440	The DAF shall have on-line storage of at least [**Redacted**].	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1450	The DAF shall have long-term near-line storage via a Robotic Digital Tape System of at least[**Redacted**] .	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

DAP_DAF_1460	The DAF shall be capable of processing [**Redacted**] of uncompressed satellite imagery per day into the following single-scene products, with no pan-sharpening:	PS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

• Standard (Level 2A) Products, with initial attitude and ephemeris at 0.5 m PAN and 2.0 m MS spatial resolutions, and

• Ortho Products, with refined attitude and ephemeris at 0.5 m PAN and 2.0 m MS spatial resolution.

DAP_DAF_1465	The DAF shall be capable of processing 10 scene-equivalents of uncompressed satellite imagery into the following products, with no pan-sharpening, in less than[**Redacted**] minutes:	PS/PGS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT

•   Standard (Level 2A) Products, with initial attitude and ephemeris at [**Redacted**]PAN and [**Redacted**] MS spatial resolutions. Processing time includes only product generation and assumes that there is no other activity or processing on the production server.

DAP_DAF_1466	The DAF shall be capable of processing 1 scene-equivalents of uncompressed satellite imagery into the following products, with no pan-sharpening, in less	PS/PGS	WV-1/2 DT and DDL WV-1/2 Area-Based IT and VGT Delivery	DAF SAT
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		Preliminary	Applicable	Applicable
Requirement		Allocation to	Operational	SAT for
Number	Description	DAF System	Scenarios	Testing
than[**Redacted**] minutes:

Standard (Level 2A) Products, with initial attitude and ephemeris at [**Redacted**] PAN and [**Redacted**] MS spatial resolutions. Processing time includes only product generation and assumes that there is no other activity or processing on the production server.

DAP_DAF_1470	The DAF shall have a system availability of 99% for its direct tasking and direct reception functionality.	SCS, CGT	WV-1/2 DT and DDL	DAF SAT
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4 Customer Configuration Requirements
Table 4 —Customer Configuration Requirements

Requirement Number	Description	Notes
DAF_IMP_1030	The DAF shall be a new stand alone system to be installed at the customer provided facility.

DAF_IMP_1060	The DAF shall include an upgrade to the existing [**Redacted**] Antenna System located at the [**Redacted**], per the requirements in Table 5.
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5 Antenna System Requirements
Table 5 —Antenna System Requirements

Requirement
Number	Title	Description	Notes
DAF_IMP3030	Multi-Mission Support	As upgraded per the terms of the technical specifications, the Antenna System shall support the following missions:

• Maintain Existing Supported Missions

• WorldView-1

• WorldView-2

DAF_IMP3040	Mission Isolation	Mission specific equipment shall be isolated from other missions as described below:
•    X-band and S-band Feeds including LNA’s and HPA’s are shared between missions.
•    Access to the S-band Uplink and HPA shall be switched at RF between missions.
•    Auto-tracking circuits are shared between missions
•    Radio frequency converter systems, inter-facility signal link, and data receiver system may be shared between missions.
•    The Antenna Control System (ACS) is shared between missions and is managed by the Antenna System Operator.
•    The Antenna shall support selectable mission operations from a shared system operator console.
For the purpose of these requirements, the ACS is a functional title that includes the control of the antenna, downconverters and all related peripheral equipment, even if the implementation involves more than one computer or system. These isolation requirements are subject to change per specific customer needs.

DAF_IMP3050	RF Reception, X-band	The antenna shall receive X-band signals from LEO remote sensing type satellites with the following performance characteristics:	Figure of Merit requirement may vary slightly by region.

• Operating Frequency: X-band [**Redacted**]

• System Figure of Merit for Tokyo Japan area:
[**Redacted**] clear sky conditions, including radome effects. 1.0% atmospheric scintillations assumed.

• Receive Polarization: RHCP and LHCP simultaneous • Feed Polarization Isolation: [**Redacted**] Axial Ratio
• System Polarization Isolation: [**Redacted**] from outside of radome to Data Receivers.

DAF_IMP3060	RF Down Conversion X-band	There shall be a radio frequency converter system for the WorldView mission with the following characteristics and performance parameters:
• Operating Frequency: X-band [**Redacted**] • Wideband Center Frequency: [**Redacted**]

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Requirement
Number	Title	Description	Notes
• Narrowband Center Frequency: Tunable including [**Redacted**] for WV-1.

• Channels: RHCP wideband, LHCP wideband, selectable polarization narrowband, and test channels.

DAF_IMP3070	RF Transmission S-band	The antenna shall transmit S-band signals to LEO remote sensing type satellites with the following performance characteristics:
• Operating Frequency: S-band [**Redacted**]

• Transmit Power: [**Redacted**] EIRP.

• Transmit Polarization: RHCP.

DAF_IMP3080	Auto-Tracking X-band	The antenna shall receive X-band satellite signals for auto-tracking with performance parameters specified by the antenna manufacturer and include the following:

• Operating Frequency: X-band [**Redacted**]

• Tracking Polarization: RHCP or LHCP selectable.

DAF_IMP3085	RF Test Loop X-band	The antenna shall generate wideband (WB) test signals, loop them through the X-band RF chain of the antenna, receive the signal, and provide a test result with the following characteristics:

• Test Bandwidth of 400mbps

• Include Feed LNA s in the loop.

• Include RF downconverters in the loop.

• Include the WB data receiver in the loop.

• Include the data capture system clock and data interface in the loop.

• Include playback of WB PRBS data to verify data capture system functionality.

• Include a Pseudo-Random Bit Sequence in the test at full bandwidth.

DAF_IMP3086	RF Test Loop S-band	The antenna shall be able to receive a copy of the S- band Transmit signal and send to the telemetry and command equipment for processing with the following characteristics:

• Test Bandwidth of [**Redacted**]

• Retrieve the signal from the reflector or alternately the output of the HPA.

• Downconvert the signal for the telemetry and command system.

DAF_IMP3090	Remote Monitor and Control	The Antenna System shall support remote monitor and control from multiple missions with the following characteristics:
•   The Antenna Control System shall accept control from a remotely located User interface computer.
•   The Antenna Control System shall negotiate
Remotely located means a distance larger than supportable by a local area network. That is the user console could be miles
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Requirement
Number	Title	Description	Notes
		control between multiple User interface computers.	to hundreds of miles away from the antenna.

DAP_DAF3100	Operating Modes	The Antenna System Operating Modes shall be specified by the antenna manufacturer and support the following common operating modes:

• Program Track: Track Satellite according to Ephemeris file.

• Automatic Track: Acquire Satellite signal and track by optimizing signal strength.

• Manual Positioning: Point to User entered pointing coordinates anywhere in the operational range of the antenna in 0.1 degree increments.

• Standby: Stationary mode waiting for commands by user or by the scheduler.

• Search: Antenna performs a pre-programmed signal search pattern and transitions to auto-track mode when the signal is found and reaches a prescribed threshold.

• Maintenance Mode: The antenna shall have switches and interlocks controllable by maintenance personnel at the antenna pedestal for controlling or restricting antenna movement.

DAF_IMP3110	Operating Features	The Antenna System Operating features shall be specified by the antenna manufacturer and support the following common operating features:

•    Satellite Configuration Files: User configurable Satellite configuration files selectable by satellite name for all pertinent information required to setup, track, and receive data from the satellite.

• Satellite Ephemeris Files: Norad SGP or SGP4 two line element sets in ASCII text format.

• Orbit Track Scheduling: Include user configurable Satellite pass scheduler allowing automated pass scheduling with manual editing.

• Antenna System Log: Time Tagged daily operations log including execution of scheduled activities, changes to schedules, activity status report, any warnings or alarm conditions.

• Antenna Tracking Log: Time Tagged Tracking Log for each satellite pass including the TLE used and all antenna parameter settings.

• Antenna System Monitor and Control: Report all system event and alarm statuses to the user via real-time operator interface.

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6 Product Specification Requirements
The following is an initial draft description of the various image products that the DAF shall be capable of producing. Future changes will be captured in the DAF Image Product Specification, which is subject to mutual review.
General Product Requirements
The DAF shall generate the following Products:
•	Level 0

•	Basic Level 1B

•	Standard Level 2A

•	Standard Level 2B

•	Standard OrthoReady Level 2A

•	Orthorectified Level 3

•	Block Adjusted

•	Stereo Pairs

•	Mosaics (including OrthoMosaics)

•	Digital Elevation Models (DEMs)
The DAF Products shall be available with PAN sharpening, if MS bands are present, for the Standard Level 2A/2B, Orthorectified Level 3, and Mosaic Products.
The DAF shall generate and deliver Products via FTP and DVD.
Level 0 Products
The DAF Level 0 Products shall include imagery and metadata with the following properties:
•	Imagery is decrypted, compressed, and raw (i.e., no radiometric, geometric or spectral processing performed on its pixels).

•	Metadata is included that is sufficient to allow any of the available, applicable Level 1 and Level 2 DAF Products to be created from its imagery.
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Basic Level 1B Products
The DAF Level 1B Products simulate the view of an idealized linear array sensor through a pinhole aperture, and shall have the following characteristics:
•	geometrically corrected for sensor distortions (i.e., sensor corrected and projected to a virtual camera model, with a synthetic linear array sensor coordinate system);

•	not mapped to a cartographic projection and ellipsoid;

•	oriented in the satellite frame of reference (i.e., sensor orientation) with variable Ground Sample Distance (GSD) as a function of viewing geometry;

•	top-of-atmosphere, at-aperture radiance;

•	co-registered MS bands (as applicable).
The DAF Level 1B Products shall be available in GeoTIFF, NITF 2.0, NITF 2.1, or JPEG2000 product formats.
Standard Level 2A Products
The DAF Standard Level 2A Products shall have the following characteristics:
•	geometrically corrected and mapped to a cartographic projection, map north up orientation;

•	uniform pixel spacing across the entire product;

•	option of several map projections;

•	optional base or coarse elevation correction;

•	no Ground Control Points (GCPs) are used;

•	top-of-atmosphere, at-aperture radiance.

•	co-registered PAN and MS bands (as applicable).
The DAF Standard Level 2A/2B Products shall be available in GeoTIFF, NITF 2.0, NITF 2.1, or JPEG2000 product formats.
Standard Level 2B Products
The DAF Standard Level 2B Product shall be the same as the DAF Standard Level 2A Products except that GCPs are used improve geometric accuracy.
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Standard OrthoReady Level 2A Products
The DAF OrthoReady Level 2A Products shall be the same as the DAF Standard Level 2A/2B Products except that they are geometrically corrected to the average base elevation of the terrain covered by the order polygon.
Orthorectified Level 3 Products
The DAF Orthorectified Level 3 Products shall have the following characteristics:
•	mapped to a cartographic projection, map north up orientation;

•	uniform pixel spacing across the entire product;

•	orthorectified with a Digital Elevation Model (DEM) to remove elevation distortions;

•	top-of-atmosphere, at-aperture radiance;

•	orthorectified to remove elevation distortions; and

•	optional use of GCPs to improve geometric accuracy.
The DAF Orthorectified Level 3 shall be available in GeoTIFF, NITF 2.0, NITF 2.1, or JPEG2000 product format.
Block Adjusted Products
The DAF Block-Adjusted Products shall consist of multiple, geometrically consistent images, over an area and be available as Basic Level 1B, Standard (Level 2A, Level 2B, and OrthoReady 2A) or Orthorectified Level 3 Products.
The DAF Block-Adjusted Products shall also have the following attributes:
•	images with consistent geometry, linked with tie points, and optional GCPs; and

•	other attributes are per single image products.
Stereo Pair Products
The DAF Stereo Pair Products shall consist of in-track stereo images over a region of interest.
The DAF Stereo Pair Products shall be available in GeoTIFF, NITF 2.0, NITF 2.1, or JPEG2000 product format.
Mosaic Products
The DAF Mosaic Products shall consist of multiple strips that have been combined to form a geometrically consistent single image of a large area.
The DAF Mosaic Products shall have the following characteristics:
CONFIDENTIAL AND PROPRIETARY

•	map-projected, north orientated mosaic images constructed from multiple images; and

•	available for Standard (Level 2A, Level 2B, and OrthoReady 2A) and Orthorectified Level 3 Products.
The DAF Mosaic Products shall also have the following attributes:
•	metadata and options as per Standard (Level 2A, Level 2B, and OrthoReady 2A) and Orthorectified Level 3 Products.

•	GeoTIFF, NITF 2.0, NITF 2.1, or JPEG2000 product format.
Digital Elevation Models (DEM) Products
The DAF Digital Elevation Models (DEM) Products shall contain height information and shall be derived from in-track stereo imagery.
The DEM Products shall have the following properties:
•	optional use of GCPs to improve height accuracy; and DTED format.
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7 DAF Operator Duties for Manual Interfaces
Table 6 provides a list of the DAF operator responsibilities for the DAF manual interfaces. These are not DAF System Requirements, and are provided as preliminary information regarding DAF operator responsibilities.
Table 6 — Preliminary Description of Manual Interface Operations

Applicable
Operational
Number	Description	Scenarios
1	The DAF operator will manually conduct a DAP Account Management Dialog with the DG GS which includes assessing account status, purchasing new satellite access minutes, etc.	WV-1/2 DT and DDL

	Note: the DAP Account Management Dialog will be provided through e-mail, phone or fax communication between DAF and DG GS operators.	WV-1/2 Area-Based IT and VGT Delivery

2	The DAF operator will receive a View of Satellite Access Window Requests from the DG GS which describes the “current” set of Satellite Access Window Requests.	WV-1/2 DT and DDL

The View of Satellite Access Window Requests will be a textual display manually created in a tool such as Excel and sent via e-mail (TBC). For WV-2, the relative priority of these Satellite Access Window Requests can be identified through the View of Priority Ladder.

3	The DAF operator will receive a View of Priority Ladder from the DG GS. The View of Priority Ladder will be a textual display manually created in a tool such as Excel and sent via e-mail (TBC).	WV-2 DT and DDL

Note: the View of Priority Ladder graphically displays the current configuration of the priority ladder for the satellite.

4	The DAF operator will manually send Satellite Access Window Requests to the DG GS, with the expected transfer mechanism and format being a manual e- mail of formatted text (TBC).	WV-1/2 DT and DDL

Note: a Satellite Access Window Request will include the start and stop times of the Satellite Access Window.

5	The DAF operator may manually conduct a Satellite Access Window Request Dialog with the DG GS for each Satellite Access Window Request submitted to the DG GS.	WV-1/2 DT and DDL

The DAF operator will conduct the Satellite Access Window Request dialog with the DG GS via e-mail (primary) with phone support (TBC).

6	The DAF operator will receive a Satellite Access Window Request Response from the DG GS for each Satellite Access Window Request that is submitted to the DG GS with the expected transfer mechanism and format being an e-mail of formatted text (TBC).

	A Satellite Access Window Request Response shall specify whether a particular request was approved or denied.	WV-1/2 DT and DDL

Note: If the request was approved, the Satellite Access Window Request Response will include:
o Start and stop times of the Satellite Access Window. o Start and stop times of the uplink portion.
CONFIDENTIAL AND PROPRIETARY

Applicable
Operational
Number	Description	Scenarios
7	The DAF operator may send Satellite Access Window Cancellations to the DG GS, with the expected transfer mechanism and format being a manual e-mail of formatted text (TBC).	WV-1/2 DT and DDL

This can only be done according to the established window cancellation deadline.

8	The DAF operator will receive Satellite Access Window Cancellations from the DG GS, with the expected transfer mechanism and format being an e-mail of formatted text (TBC).	WV-1/2 DT and DDL

9	The DAF operator will manually provide Area Order Requests to the DG GS through e-mail, phone or fax communication (TBC).	WV-1/2 Area- Based IT and VGT Delivery

10	The DAF operator will conduct an Area Order Request Dialog with the DG GS, which consists of communication between the DG GS and DAF concerning:
•    DG ImageLibrary images that could be used.

•    Competitive and physical collection feasibility of areas that will need to be collected.
WV-1/2 Area- Based IT and VGT Delivery

The dialog may include the adjustment of the order constraints if the original parameters resulted in an infeasible order.

The DAF operator will conduct the Area Order Request Dialog with the DG GS manually through e-mail, phone or fax communication (TBC).

11	The DAF operator will receive an Area Order Request Response from the DG GS for each Area Order Request that is submitted to the DG GS through e-mail, phone or fax communication (TBC).	WV-1/2 Area- Based IT and VGT Delivery

12	The DAF operator will receive satellite specific Geometric and Radiometric Calibration Parameters from the DG GS through manual file-based transfer using e-mail or FTP.

	Note: The Geometric Calibration Parameters will provide parameters that allow geolocation of each pixel of each band.	WV-1/2 DT and DDL WV-1/2 Area- Based IT and VGT Delivery

The Radiometric Calibration Parameters will consist of radiometric calibration coefficients to convert Digital Numbers (DNs) to Radiance units, for each detector of each band.
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APPENDIX B
STATEMENT OF WORK
[***Redacted***]
STATEMENT OF WORK
For the Hitachi
WorldView Direct Access Facility
Purchase Agreement
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1

[Table of Contents]

1. INTRODUCTION	3

2. WV DAF IMPLEMENTATION SCOPE	4
2.1 Contractual Relationships	4
2.2 Description of Work	4
2.2.1 Schedule	5
2.2.2 Implementation Project Activities	5
2.2.3 DAF Support and Maintenance	9
2.2.4 Reviews and Meetings	9
2.2.5 System Acceptance Tests and Issue Resolution	53
2.2.6 Warranty	54
2.2.7 Deliverables	54
2.2.8 Customer Furnished Items	13

3. ASSUMPTIONS	13

4. Hitachi Order Management System (HOMS) Requirements	13
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2

1.	INTRODUCTION

This document contains the definitive Statement of Work (SOW) that DigitalGlobe (DG) will perform under the WorldView (WV) Direct Access Facility (DAF) Purchase Agreement from Hitachi Software Engineering (Customer) specifically for the DAF installation at [***Redacted***] (End-User) facility in [***Redacted***] with the customer ground terminal component (antenna and radio equipment) in [***Redacted***]. This will be the overall governing document for the work, but the requirements will be refined as the program develops.
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3

2.	WV DAF IMPLEMENTATION SCOPE

This section describes the administration of work DG will perform under the WV DAF Purchase Agreement for the implementation of a WV DAF at the End-User facility.

2.1	Contractual Relationships

DigitalGlobe has partnered with MacDonald Dettwiler and Associates (MDA) for the design and construction of the Direct Access Facility (DAF). DigitalGlobe has entered into a prime contract relationship with Customer for the delivery of DAFs and for the provision of a multi-year WorldView data downlink agreement toCustomer’s End-User. Customer shall represent the End-User’s interests for the deliverables under this Statement of Work (SOW). MDA is a prime contractor to DigitalGlobe for the construction and installation of the DAF.

Under this agreement, Customer will provide certain Customer Furnished Items (CFI) items to be integrated into the DAF by MDA.

DigitalGlobe will have authority to review and accept the DAF implementation contract deliverables produced by MDA. DigitalGlobe is responsible to MDA for obtaining any required customer input for deliverable reviews.

This SOW identifies specifically the party who conducts each activity however DG maintains responsibility to Customer for all activities under this SOW including those conducted by MDA or other suppliers.

2.2	Description of Work

Under this WV DAF Purchase Agreement, DG will procure hardware, install software, integrate, install, and test a DAF installation at the End-User facility that is operationally ready to conduct the necessary activities under the Direct Access Program. Prior to its delivery, the Standard DAF will be previously qualified by DG and MDA under a previous development contract between DG and MDA. The Standard DAF constitutes all of the hardware components in table 3 of section 2.2.7.2. The complete DAF functionality requirements are described in Appendix A of the DAF Purchase Agreement. DG will be responsible for the overall program including review, approval and acceptance of MDA work and for all work related to updates of the existing WV Headquarters system to support this DAF implementation and its delivery to the End-User.

MDA is responsible for conducting any engineering or development specific to this DAF installation. Customer is responsible for any engineering or development for CFI items specific to this DAF installation and Customer is responsible for all deliverables and actions by the End-User. DigitalGlobe is responsible for any overall engineering and development outside of the DAF to ensure the WV satellites, DigitalGlobe Headquarters, and DAFs all work together in an operational state for the End-User.

A significant element of this DAF implementation is the addition of the CFI Hitachi Order Management System (HOMS) into the DAF. Customer will design, build, and test the HOMS at the Customer facility. The HOMS will be delivered to MDA prior to the DAF Factory
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4

Acceptance Test (FAT) for integration into the DAF. The HOMS becomes part of the DAF starting with the DAF FAT. The HOMS components are listed in the Customer Furnished Items table 9 of section 2.2.8 and in the HOMS requirements table 12 of section 4.

2.2.1	Schedule

This DAF implementation will consist of two primary delivery milestones relative to the delivery of functionality for the WorldView-1 and WorldView-2 satellites. Delivery milestone one will be the delivery of a DAF capable of operations with the WorldView-1 Satellite. Delivery milestone two will be the delivery of a software update to add in the functionality for the WorldView-2 satellite. Table-1 provides a schedule of events required to meet the operational readiness dates.

2.2.2	Implementation Project Activities

All implementation activities are divided into several phases in which defined tasks are performed; defined outputs are produced and validated before proceeding to the next phase. The following provides a description of each major phase of an implementation.

2.2.2.1	Implementation and Facility Planning Phase

This phase begins with a Kick-Off (KO) meeting at MDA’s facility to initiate the project planning tasks including a review of End-User specific details, proposed schedule, and facility requirements.

Project initiation tasks in this phase include developing the DAF Implementation Plan, staffing the project, and identifying and surveying End-User furnished facilities and equipment. A customer specific Facility Requirements Specification is finalized and reviewed showing what elements are to be provided by Customer or the End-User.

Also during this phase MDA will begin the procurement of hardware and equipment on a schedule consistent with the delivery of the DAF. Some long lead items may already be on order in anticipation of this Implementation Task Order.

Implementation Plans, External Interface Control Documents (ICD) and Facility Requirements will be presented for review and approval by DigitalGlobe and Customer at the Implementation Plan Review (IPR) which will be held at the End-Users’ facility approximately one month following the contract start.

2.2.2.2	Procurement Phase

All remaining Commercial Off The Shelf (COTS) hardware and software not already ordered is placed on order during this phase by MDA. MDA will apply for any Canadian export permits, license and insurance as required for this implementation. DigitalGlobe will also apply for U.S. Government export permits, license and insurance as required for this implementation
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2.2.2.3	Hitachi Order Management System (HOMS) Development and Delivery

At the DAF KO, Customer provides preliminary technical information on their vision for the Hitachi Order Management System (HOMS) to DigitalGlobe and MDA, for reference purposes. Customer, DigitalGlobe and MDA will perform analysis of the HOMS requirements described in section 4 and any additional requirements mutually agreed upon. At the DAF Implementation Requirements Review (IRR), the HOMS requirements, including interfaces, are reviewed by Customer, DigitalGlobe, and MDA and agreed upon.

Using the agreed-upon requirements, Customer will design the HOMS with close communication with MDA and DigitalGlobe. At the DAF Implementation Design Review (IDR), the HOMS design and the DAF design related to the HOMS integration shall be reviewed by Customer, DigitalGlobe, and MDA and agreed upon. The HOMS Qualification Test Plan and updates to the DAF Test Plan related to the HOMS integration shall also be reviewed and approved at this meeting.

At the DAF Implementation Test Procedures Review (TPR), the HOMS Factory Qualification Test Procedures and DAF Acceptance Test Procedures related to the integrated order management (HOMS and OHS) functionality shall be reviewed by Customer, DigitalGlobe, and MDA.

After the HOMS development is complete, a HOMS Factory Qualification Test (FQT) is conducted by Customer where the HOMS Factory Qualification Test Procedures are run to verify that this CFI component meets the HOMS requirements. DigitalGlobe will accept the delivery of CFI HOMS after the successful completion of the HOMS FQT and provide the CFI to MDA for integration in the Standard DAF and the HOMS becomes part of the DAF as delivered under this SOW.

2.2.2.4	Integration, Configuration and Pre-Shipment Phase

MDA will receive, inspect, and qualify all incoming materials and place them under configuration management for the project, including the HOMS. MDA will conduct all factory integration, configuration, and system test of the DAF implementation.

During this phase, the DAF Acceptance Test Plan and Procedures are presented at the interim program management review held at the MDA facility. The test plan details Site Acceptance Testing and forms the basis for FAT activity.

A pre-shipment DAF FAT will be conducted at the MDA facility to confirm system level functionality. DAF functionality testing is limited to confirming high-level WorldView-1 system functionality against the pre-qualified Standard DAF design and specific testing associated with non-standard requirements, including the new integrated order management functionality (HOMS and the Order Handling System (OHS)). Some subcontractor supplied systems, such as the antenna system upgrade, will be tested and qualified at the vendor facility by the vendor and MDA.
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Prior to shipping, Pre-Shipment Review (PSR) will be conducted at the MDA facility. The results of the FAT will be reviewed including the validation of configuration reports and the DAF documentation suite. Export Permits, Insurance and other legal and logistical elements will be validated and confirmed to be in order. The readiness of the End-User facility for the DAF installation and the readiness of Customer supplied CFI elements will also be reviewed and validated. Ultimately a determination of the DAF readiness for shipping and installation will be completed.

2.2.2.5	Shipping

MDA will coordinate all shipping activities including the coordination of subcontractor shipments. Prior to shipping, all hardware and software components will be identified and tagged by MDA’s Configuration Management process. This information is recorded in a System Configuration Report and is updated as necessary at the Site Acceptance Test (SAT). Following the SAT, the report is provided to Customer.

MDA is responsible for all Canadian export procedures and export permit processes and DigitalGlobe is responsible for all U.S. Government export procedures and export permit processes. Customer is responsible for all import paperwork, customs clearance, and local delivery in their country.

All DAF systems, except the antenna system upgrade, will be air-freighted to the nearest port of entry in the destination country. The antenna system supplier will handle all packing and shipping of the antenna system upgrade directly from their facility to the port of entry.

2.2.2.6	DAF Installation Phase

The antenna system upgrade and DAF system installations will generally occur in parallel, but not necessarily so. The Antenna supplier will perform the installation and functional testing of the antenna system at the End-User facility and MDA will perform all other DAF system installation and testing which includes operational support for the WorldView-1 Satellite.

The Antenna System Upgrade Site Acceptance Test (ASAT) will be conducted by MDA and/or the supplier. DigitalGlobe and Customer may elect to attend the test. The DAF System Site Acceptance Test (SAT) will occur after the ASAT and when the DAF system installation is complete. MDA will conduct the testing, which is witnessed by DigitalGlobe, Customer and the End-User. Customer represents the End-User and provides acceptance to DigitalGlobe and DigitalGlobe provides acceptance to MDA.

Prior to sending the full installation team to the End-User facility, MDA will confirm the readiness of the facility for DAF installation. System installation begins with MDA unpacking and having Customer and DigitalGlobe witness the inventory of all parts. MDA will install and integrate all the components including integration with the antenna system and the End-User’s computer network. MDA will conduct dry-run DAF Acceptance Test Procedures to confirm readiness for the formal Site Acceptance Test.
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After installation is complete, Customer and/or the End-Customer will conduct an Initial Check-Out Inspection with the attendance of DigitalGlobe and MDA. The check-out will be a physical inspection of the DAF equipment installation for quality and compliance to end-user facility construction requirements. With installation, dry-run testing, and Initial Check-Out Inspection completed, a DAF SAT Test Readiness Review (TRR) will be conducted. Customer, MDA and DigitalGlobe will make a determination of readiness for the DAF SAT.

DAF SAT will demonstrate to the End-User, Customer and DigitalGlobe that the DAF meets the WorldView-1 functionality and performance requirements and can perform the operational modes of the DAF, including the antenna system. DAF SAT testing will include tests executed with live WorldView-1 data downlinks and end-to-end test sequences that validate the system as operationally ready. Customer will represent the End-User during the DAF SAT, and Customer will sign and issue the DAF Acceptance certificate to DigitalGlobe upon successful completion of the DAF SAT and demonstration of the system meeting requirements. DigitalGlobe will then provide acceptance to MDA.

2.2.2.7	WorldView-2 Functionality Update Phase

After the DAF has been installed and operational for the Worldview-1 satellite, DigitalGlobe will complete the Worldview-2 (WV-2) functionality development and schedule the installation of the WV-2 update on the DAF. It is anticipated that no hardware changes or additional hardware equipment will be necessary. The WV-2 functionality update will be a software installation on the previously installed DAF.

Prior to sending the software update and installation team to the End-User facility, MDA will confirm the WV-2 functionality update has been completed and passed all factory development testing and is ready for installation on the DAF.

Installation begins with MDA installing the software updates on the existing DAF. MDA will conduct dry-run WV-2 Functionality Acceptance Test Procedures to confirm readiness for the formal Site Acceptance Test.

After installation is complete, Customer, MDA and DigitalGlobe will make a determination of readiness for the WV-2 SAT.

WV-2 SAT will demonstrate to the End-User, Customer and DigitalGlobe that the DAF meets the functionality and performance requirements for Operations with the Worldview-2 satellite. WV-2 SAT testing will include tests executed with live WorldView-2 data downlinks and end-to-end test sequences that validate the system as operationally ready. Customer will represent the End-User at the SAT tests, and will sign and issue the WV-2 DAF Update Acceptance certificate to DigitalGlobe upon successful completion of the WV-2 SAT. DigitalGlobe will provide acceptance to MDA.

2.2.2.8	Customer Training

Training is done in four parts; Instructional session, Antenna System session, Practical session, and a follow-on Practical Session for WV-2 functionality. Table 7 in the Deliverables Section provides a list of topics, basic description of the topic and approximate duration for each topic.
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The first part is instructional training conducted by MDA and takes place at the MDA facility prior to the completion of DAF installation. Up to ten trainees may attend the sessions except the overview and WV-2 upgrade training sessions may have up to 25 attendees. Instructional training is classroom style geared toward familiarizing Customer and the End-User with the DAF components and systems, followed by a review of the operations procedures, maintenance procedures, and help desk procedures.

The second part is antenna system training conducted by the antenna supplier and takes place at the End-User DAF facility after the completion of the antenna system acceptance test. Up to ten trainees will attend. Antenna system training is both classroom and hands-on style geared toward familiarizing Customer and the End-User with the antenna system, followed by a review of the operations procedures and maintenance procedures.

The third part is practical training and takes place at the End-User DAF facility after the completion of DAF SAT. Up to ten trainees will attend the session. Practical training is hands-on style geared toward practicing the use of the DAF systems. Training is conducted on the installed DAF, including the antenna, for all operational functions of the DAF. Live satellite downlinks and communication channels with DigitalGlobe will be used.

Upon completion of the Training and all Acceptance Tests, DigitalGlobe will lead a Site Operational Readiness Review (SORR) with Customer and the End-User and with support from MDA. Site Operational Readiness is declared when the DAF and End-User operators are declared ready for full operations. In support of SORR, MDA will provide DAF SAT results and system training certificates.

2.2.2.9	On-Site Customer Support

MDA will provide one month of on-site support after training to facilitate smooth transition of the End-User’s operations team to full use of the DAF. This support will be provided by one DAF-knowledgeable engineer and will include routine operations or maintenance of the system.

2.2.3	DAF Support and Maintenance

DigitalGlobe will provide Operations and Maintenance Support (O&M) of the DAF installation under a separate O&M task order. The services provided will be described in the Statement of Work for the Support and Maintenance Task Order of the Master Agreement.

2.2.4	Reviews and Meetings

A milestone and review meeting plan for the DAF implementation activity is shown in Table 1.

Most reviews include both a technical review and a program management review part, as shown in Table 1. The attendees will be MDA, DigitalGlobe, and Customer. The End-User may attend the reviews at their option.

As the prime contractor, DigitalGlobe is the authority responsible for approving all contracted documentation deliverables that are produced by MDA and reviewed during the DAF meetings. Customer is responsible for representing the End-Users interests for all deliverables.
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In Table-1, Activity Start (AS) occurs on the execution date of the DAF Purchase Agreement which is identified in the first paragraph of the Agreement.
Table-1 Implementation Activity Reviews and Meetings
[3 pages ***Redacted***]
2.2.4.1	Access to MDA Facility

Customer and End-User access to the MDA facility will be provided as necessary on an escort basis. A list of attendees must be provided to the MDA DAF Project Manager a minimum of five days in advance to ensure appropriate access is approved.

2.2.4.2	Access to DigitalGlobe Facility

Customer and End-User access to the DigitalGlobe facility will be provided as necessary on an escort basis. A list of key personnel shall be provided to the DigitalGlobe DAF Project Manager to ensure appropriate access is approved.

2.2.4.3	Access to Customer Facility

MDA and DigitalGlobe access to the Customer facility will be provided as necessary on an escort basis. A list of key personnel shall be provided to the Customer DAF Project Manager to ensure appropriate access is approved.

2.2.4.4	Access to End-User Facility

Contractor access to the End-User facility will be provided to MDA and DigitalGlobe key employees on the project. Contractor access to the End-User facility will be provided as necessary on an escort basis. A list of attendees shall be provided to the Customer DAF Project Manager, who represents the End-User, in order to ensure appropriate access for these attendees is approved.

2.2.5	System Acceptance and Issue Resolution

The DAF System Implementation Acceptance will be achieved by demonstrating compliance to the DAF System Requirements Specification and Implementation Requirements during DAF SAT which includes end-to-end “day-in-the-life” type sequences with live WV-1 Satellite downlinks. The WV-2 Update Acceptance will be achieved by demonstrating compliance to the WV-2 specific DAF System Requirements during WV-2 SAT which includes end-to-end “day-in-the-life” type sequences with live WV-2 Satellite downlinks.

If functionality or requirements of the DAF previously tested and accepted is found to be non-compliant during this test, the issue will be considered a Non-Compliance against the DAF.
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During the execution of the DAF SAT or WV-2 SAT, all issues will be noted. Following each day of testing, a meeting will be held to review all of the issues arising on that day. The SATs will conclude with a SAT wrap-up meeting. At the SAT wrap-up meeting, MDA, DigitalGlobe, Customer and the End-User will discuss and agree on the resolution for each Issue. If an Issue is determined to be a Non-Compliance, it will be assigned a severity level. A Non-Compliance against the DAF implementation will be handled by MDA to bring the issue into compliance.

2.2.6	Warranty

The DAF implementation is provided a one-year warranty starting at the successful completion of the DAF Site Acceptance Test. Terms of the warranty are described in the DAF Purchase Agreement.

2.2.7	Deliverables

2.2.7.1	Document Deliverables

Table-2 provides a list of all project documentation to be delivered during a DAF Implementation Activity. This section describes the process to be used for reviewing and approving all formal plans, technical documents and reports (i.e., all document deliverables except those items labeled “For Information” or “As-Built”, which are not subject to review).
DigitalGlobe will deliver all documents to one designated recipient at Customer on the delivery date specified in Table-2. Customer is responsible for coordinating and managing its own document review process and is expected to submit review comments in one of two forms:
•   consolidated list of review comments by document section, submitted 3 days in advance of each review meeting (preferred)
•   verbal comments at review meetings
MDA and DigitalGlobe will agree on how to address each review comment as part of each review meeting. Decisions and action items will be recorded in the meeting minutes. Specific changes will be captured as redlines to the document under review. DigitalGlobe will update and reissue each formal document following the meeting in which it was reviewed. All agreed action items, decisions and redlines as minuted during the review are incorporated into the document updates. Customer will notify DigitalGlobe, within 14 calendar days of the release of the revised document, if the deliverable is not acceptable, by submitting a consolidated list of comments by action item.

All documentation will be delivered in English. All document deliverables shall be delivered in soft copy; hard copy versions shall also be provided for the documents identified in the “Format” column of Table 2 as “including hardcopy”. Hard copy documents shall be bounded. Soft Copy documents shall be in PDF format or MS-Word format, or as otherwise agreed as necessary. All documents shall include at a minimum, a title, document number, date, and a revision level.
Table-2 Implementation Activity Document Deliverables
[4 pages ***Redacted***]

*	Delivery dates are specified in terms of calendar days before/after the start/end of each event.
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2.2.7.2	DAF System Deliverables

The DAF delivery to the End-User facility includes both hardware and Software as defined in the following tables. Table-3 provides a list of hardware deliverables for this DAF implementation. Table-4 provides a list of Software deliverables installed on the DAF hardware. Table-5 provides a list of Equipment Spares delivered with the DAF hardware.

A DAF implementation also requires services by MDA for the End-User to prepare them for operations. A summary of the services included is provided in Table-6.
Table-3 Hardware Deliverables
[2 pages ***Redacted***]
Table-4 DAF Software Deliverables
[***Redacted***]
Table-5 DAF Spare Equipment Deliverables
[***Redacted***]
2.2.7.3	DAF Implementation Service Deliverables

The DAF System Implementation for a Customer also requires several services in order to complete the implementation of a DAF for a customer.

Table-6 provides a list of training and support services provided directly to the customer to prepare them for operations. Table-7 provides a table explaining the DAF System Training program. The topics and durations of each topic is preliminary and subject to the development of the complete training program during the project execution.

Table-8 provides a list of additional services DigitalGlobe will provide in support of the DAF System Implementation.
Table-6 DAF Training and Support Service Deliverables
[***Redacted***]
Table-7 Preliminary DAF Training Program
[2 pages ***Redacted***]
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Table-8 DigitalGlobe Furnished Services
[***Redacted***]
2.2.8	Customer Furnished Items

Unless specified otherwise in Table 9, Customer will deliver to DigitalGlobe Headquarters all CFI items, including those originating from the End-User, on the applicable delivery date. DigitalGlobe will promptly review all Customer Furnished Items (CFI) received from Customer and will notify Customer within [***Redacted***] if the CFI are not acceptable. As the prime contractor, DigitalGlobe shall assume responsibility for the delivery of all CFI to MDA. Table 9 provides a list of items that Customer will provide to DigitalGlobe or MDA as required in support of the DAF implementation.
Table-9 Customer Furnished Items
[3 pages ***Redacted***]
3.	ASSUMPTIONS

This SOW is based on the management and technical assumptions described in Table-10 and Table-11.
Table-10 DigitalGlobe’s Management Assumptions for the DAF Implementation
[***Redacted***]
Table-11 DigitalGlobe’s Technical Assumptions for the DAF implementation
[***Redacted***]
4.	Hitachi Order Management System (HOMS) Requirements

This CFI Hitachi Order Management System (HOMS) shall meet the requirements listed in Table 12. These requirements will be refined during project execution.
Table 12- HOMS Requirements
[***Redacted***]
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APPENDIX C
REQUIRED DAF PERSONNEL
The DAF requires Customer and/or End-User supplied staffing to properly operate and maintain the DAF equipment as trained by DigitalGlobe or its agent. Table -1a and Table -1b represents the required postions and general job qualifications of the personnel.
Table -1a: DAF Staffing and Qualifications for Positions 1 and 2

	Position 1—DAF Manager	Position 2—CSR/Collection Planner
	DAF Manager	Client Service Representative (CSR)	Collection Planner

Job Description	Oversees the operation of the entire DAF, manages personnel, and manages window requests with DigitalGlobe.	Interacts with End-User for image data ordering and order tracking.	Performs acquisition and data downlink planning for satellite activity.

Shift Description	One shift per day, regular business hours.	One shift per day, regular business hours.	One 4 hour shift per day for the morning satellite passes.

		Expected hours:	Expected hours: 30-60
		depends on process of interaction with end-users.	hours/month.

Can also be shared with Pass Controller.

Qualifications	4-6 years remote sensing experience.	2-4 years remote sensing experience.	2-year college degree or diploma or equivalent experience.

	2-4 years management experience.	Experience with computer operations using Windows or UNIX.	2-4 years remote sensing experience.
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Table -1b: DAF Staffing and Qualifications Continued for Positions 3 and 4

	Position 3—Pass Controller/Production Specialist		Position 4— System Administrator
	Pass Controller	Production Specialist	DAF System Administrator (SA)	CGT System Administrator (SA)

Job Description	Conducts the command uplink and data downlink operations for each satellite pass.	An image production specialist who monitors and interacts with the image processing components of the DAF.	Performs regular maintenance functions for the DAF hardware and software.	Performs regular maintenance functions for the DAF CGT hardware and software.

Shift Description	One 4 hour shift per day for the morning satellite passes.	One 4 hour shift per day after the morning satellite passes.	On-call: 7 days a week.	On-call: 7 days a week.

	Expected hours: 30-60 hours/month.	Expected hours: 30-60+ hours/month, depending on the types of products.	Expected hours: 30-60 hours/month. Located to allow < 60 minute response time.	Expected hours: 30-60 hours/month. Located to allow < 60 minute response time.

	Can also be shared with Collection Planner.		Can be shared with CGT SA.	Can be shared with DAF SA.

Qualifications	2-4 years remote sensing experience.	2-year college degree or diploma or equivalent experience	2-4 years experience in computer hardware maintenance, network administration, and Windows and UNIX system administration.	2-4 years experience in computer hardware maintenance, network administration, and Windows system administration.

	Experience with computer operations using Windows or UNIX.	2-4 years remote sensing experience.

Satellite remote sensing, map projections and geodesy theory an asset. SocetSet experience an asset.
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APPENDIX D
PAYMENT AND DELIVERY SCHEDULE
[***Redacted***]
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Amendment No. 1
to the
Direct Access Facility Agreement Between
DigitalGlobe, Inc. and
Hitachi Software Engineering Co., Ltd.
This Amendment No. 1 (hereinafter, the “Amendment”) is made effective July 10, 2007, by and between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Hitachi”).
WHEREAS, DigitalGlobe and Partner have previously entered into the Direct Access Facility Agreement, effective April 3, 2007 (the “Agreement”); and
WHEREAS, the parties now desire to amend the Agreement in the manner specified below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1.	Revisions to Table-2 of Appendix B. [***Redacted***]

2.	Revisions to Table-6 of Appendix B. [***Redacted***]

3.	Revisions to Table-1 of Appendix B. [***Redacted***]

4.	Revisions to Table-5 of Appendix B. [***Redacted***]
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IN WITNESS WHEREOF, the parties have executed this Amendment in duplicate, effective as of the last date signed below.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd.

By:	/s/ Stanford Scott Smith	By:	/s/ Shigeru Kono
Name: Stanford Scott Smith		Name: Shigeru Kono
Title: COO		Title: Manager, Procurement Department
Date: 3/4/08		Date: 3/25/08
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